Filed pursuant to Rule 424(b)(3)

Registration No. 333-184917

PROSPECTUS

UNIT CORPORATION

Offer to Exchange

Up To $400,000,000 of

6 5/8% Senior Subordinated Notes due 2021

That Have Not Been Registered Under

The Securities Act of 1933

For

Up To $400,000,000 of

6 5/8% Senior Subordinated Notes due 2021

That Have Been Registered Under

The Securities Act of 1933

Terms of the New 6 5/8% Senior Subordinated Notes due 2021 Offered in the Exchange Offer:

•

The terms of the new notes (the “New Notes”) are identical to the terms of the old notes that were issued on July 24, 2012 (the “Old Notes”), except that the New Notes will be registered under the Securities Act of 1933 and will not be subject to special mandatory redemption or to the restrictions on transfer or to any increase in interest rate.

Terms of the Exchange Offer:

•	We are offering to exchange up to $400 million of our Old Notes for New Notes with materially identical terms that have been registered under the Securities Act of 1933 and are freely tradable.
•	We will exchange all Old Notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of New Notes.
•	The exchange offer expires at 5:00 p.m., New York City time, on January 4, 2013, unless extended.
•	Tenders of Old Notes may be withdrawn at any time before the expiration of the exchange offer.
•	The exchange of New Notes for Old Notes will not be a taxable event for U.S. federal income tax purposes.

Each broker-dealer that receives New Notes for its own account under the exchange offer in exchange for Old Notes that were acquired by that broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the date that the registration statement of which this prospectus forms a part is declared effective, we will use commercially reasonable efforts to make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

You should carefully consider the risk factors beginning on page 12 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 29, 2012

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”). In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus, as well as the information we previously filed with the SEC that is incorporated by reference herein, is accurate as of any date other than its respective date.

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. This information is available to you without charge upon written or oral request to: 7130 South Lewis, Suite 1000, Tulsa, Oklahoma 74136, Attention: Corporate Secretary, (918) 493-7700. To obtain timely delivery, you must request the information no later than the date that is five business days before the expiration date of the exchange offer.

Unless otherwise indicated or otherwise required by the context in which the term occurs, all references in this prospectus or a supplement to “we,” “our,” “us,” “company” or similar terms refer to Unit Corporation together with its subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein or therein may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated by reference in this prospectus, which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements. The words “believes,” “intends,” “expects,” “anticipates,” “projects,” “estimates,” “predicts” and similar expressions are also intended to identify forward-looking statements.

These forward-looking statements include, among others, such things as:

•	the amount and nature of our future capital expenditures and how we expect to fund our capital expenditures;

•	the amount of wells we plan to drill or rework;

•	prices for oil, natural gas liquids (“NGLs”), and natural gas;

•	demand for oil, NGLs, and natural gas;

•	our exploration and drilling prospects;

•	the estimates of our proved oil, NGLs, and natural gas reserves;

•	oil, NGLs, and natural gas reserve potential;

•	development and infill drilling potential;

•	our drilling prospects;

•	expansion and other development trends of the oil and natural gas industry;

•	our business strategy;

•	our plans to maintain or increase production of oil, NGLs, and natural gas;

•	the number of gathering systems and processing plants we plan to construct or acquire;

•	volumes and prices for natural gas gathered and processed;

•	expansion and growth of our business and operations;

•	demand for our drilling rigs and drilling rig rates;

•	our belief that the final outcome of our legal proceedings will not materially affect our financial results;

•	our ability to timely secure third party services used in completing our wells;

•	our ability to transport or convey our oil or natural gas production to established pipeline systems; and

•

impact of federal and state legislative and regulatory initiatives relating to hydrocarbon fracturing impacting our costs and increasing operating restrictions or delays as well as other adverse impacts on our business.

These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties which could cause actual results to differ materially from our expectations, including:

•	the risk factors discussed in this document and in the documents we incorporate by reference;

•	general economic, market, or business conditions;

•	the availability of and nature of (or lack of) business opportunities that we pursue;

•	demand for our land drilling services;

•	changes in laws or regulations;

•	decreases or increases in commodity prices; and

•	other factors, most of which are beyond our control.

We describe these risks and uncertainties in greater detail under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2011, and under the caption “Risk Factors” in our Form 10-Q for the quarterly period ended September 30, 2012, each filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

You should not place undue reliance on any of these forward-looking statements. Except as required by law, we disclaim any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date of this prospectus to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary highlights some of the information contained in this prospectus and does not contain all of the information that may be important to you. You should read this entire prospectus and the documents incorporated by reference and to which we refer you before making an investment decision. You should carefully consider the information set forth under “Risk Factors” beginning on page 12 of this prospectus, the other cautionary statements described in this prospectus, and the risk factors and other cautionary statements, including those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, and under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012, each of which are incorporated by reference in this prospectus, and, to the extent applicable, any subsequently filed reports. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Forward-Looking Statements.”

In this prospectus we refer to the notes to be issued in the exchange offer as the “New Notes” and the notes issued on July 24, 2012 as the “Old Notes.”

Unit Corporation

We operate, manage and analyze our results of operations through our three principal business segments:

•	Contract Drilling – carried out by our subsidiary Unit Drilling Company and its subsidiaries. This segment contracts to drill onshore oil and natural gas wells for others and for our own account.

•	Oil and Natural Gas – carried out by our subsidiary Unit Petroleum Company. This segment explores, develops, acquires and produces oil and natural gas properties for our own account.

•

Mid-Stream – carried out by our subsidiary Superior Pipeline Company, L.L.C. and its subsidiaries. This segment buys, sells, gathers, processes, and treats natural gas for third parties and for our own account.

Our operations are mainly located in the Mid-Continent, Rocky Mountain and Gulf Coast Basins. Our principal executive offices are located at 7130 South Lewis, Suite 1000, Tulsa, Oklahoma 74136, and our telephone number is (918) 493-7700. Our common stock trades on the New York Stock Exchange under the symbol “UNT.”

Recent Developments

Acquisition of Oil and Gas Assets. On September 17, 2012, we closed our acquisition from Noble Energy, Inc. (“Noble”) of certain oil and gas assets that include approximately 84,000 net acres in western Oklahoma and the Texas Panhandle for $594.5 million in cash (subject to customary final purchase price adjustments). The acquisition has been given economic effect as of April 1, 2012.

The acquired assets have estimated proved reserves of approximately 44 million barrels of oil equivalent (MMBoe). Noble’s production estimate for the acquired assets was approximately 10.0 thousand barrels of oil equivalent per day of liquids-rich production, 36% of which are crude oil/NGLs. The reserves are located in the Granite Wash, Cleveland, and various other plays and fit strategically with our existing asset base. In particular, the acquired assets increased our Granite Wash position by 119% to 46,000 net acres in the Texas Panhandle. The acquired acreage is characterized by high working interest and operatorship, and 95% of the acquired acreage is held by production. We also acquired four natural gas gathering systems.

The reserves and production estimates in the preceding paragraphs are based on our analysis of historical production data provided by Noble, assumptions regarding capital expenditures and anticipated production declines. The foregoing estimates of reserves and production are based on estimates of our engineers without review by an independent petroleum engineering firm. Data used to make these estimates were furnished by Noble or obtained from publicly available sources. We cannot assure you that these estimates of proved reserves and production are accurate. After the data is reviewed by an independent petroleum engineering firm and after we conduct a more thorough review, the acquired assets’ reserves and production may differ materially from the amounts indicated above.

Preliminary leasehold operating statements provided to us by Noble indicated that the acquired assets had revenues for the year ended December 31, 2011 of approximately $129 million and direct operating expenses for the same period was approximately $30 million.

The foregoing preliminary revenue and direct operating expense estimates were provided by Noble, are unaudited, and have not been reviewed by our independent accountants. We cannot assure you that these preliminary estimates are accurate.

We are operating approximately 67% of the acquired properties, which we believe can add upside opportunities to our existing drilling portfolio. The acquired assets include approximately 600 unrisked gross horizontal drilling locations in the Granite Wash play. Including the acquired assets, we have a total gross horizontal Granite Wash drilling inventory of approximately 840 unrisked locations.

Asset Dispositions. On September 14, 2012, we completed the sale of our interest in 13 operated wells and two non-operated wells situated on approximately 8,150 net acres located in Brazos and Madison Counties in Texas to an undisclosed unaffiliated private company. The proceeds at closing were $44.1 million and the effective date is July 1, 2012. Average daily production in the second quarter of 2012 was approximately 191 barrels of oil equivalent per day. The total proved reserves associated with the properties was approximately 1.0 million barrels of oil equivalent of which 41% were proved developed reserves.

On September 27, 2012, we completed the sale of our non-operated interest in certain of our Bakken properties to QEP Energy, a wholly-owned subsidiary of QEP Resources, Inc. The proceeds at closing, net of related expenses, were $228 million and the effective date was July 1, 2012. Average daily production for second quarter of 2012 was approximately 1,044 barrels of oil equivalent per day and total proved reserves associated with the project was 5.7 million barrels of oil equivalent of which 36% were proved developed reserves. The properties total 4,756 net acres, representing approximately 35% of our total acreage in the Bakken play.

Amendment to Senior Credit Agreement. On September 5, 2012, we entered into a First Amendment and Consent to Senior Credit Agreement (the “First Amendment”), which amended our existing credit agreement dated September 13, 2011 (“Existing Credit Agreement”). The First Amendment provides for, among other things, modification of the Existing Credit Agreement to increase the Total Commitment (as defined in the Existing Credit Agreement) to $500 million, the Maximum Credit Amount (as defined in the Existing Credit Agreement) to $900 million and the permitted amount of total subordinated indebtedness to $950 million. In addition, under the First Amendment: (i) the Borrowing Base (as defined in the Existing Credit Agreement) was increased to $800 million on the consummation of the acquisition of assets from Noble, and (ii) on October 1, 2012, the Borrower base was re-determined to be $800 million.

Risk Factors

You should carefully consider all the information contained in this prospectus, including information in documents incorporated by reference, before participating in the exchange offer. In particular, we urge you to carefully consider the factors set forth under “Risk Factors” beginning on page 12 of this prospectus and those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, and under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012, each of which are incorporated by reference in this prospectus, and, to the extent applicable, any subsequently filed reports.

The Exchange Offer

On July 24, 2012, we completed a private offering of the Old Notes. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus and to use commercially reasonable efforts to complete the exchange offer within 270 days after the date we issued the Old Notes.

Exchange Offer	We are offering to exchange New Notes for Old Notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on January 4, 2013, unless we decide to extend it.

Condition to the Exchange Offer	The registration rights agreement does not require us to accept Old Notes for exchange if the exchange offer, or the making of any exchange by a holder of the Old Notes, would violate any applicable law or SEC policy. The exchange offer is not conditioned on a minimum aggregate principal amount of Old Notes being tendered.

Procedures for Tendering Old Notes	To participate in the exchange offer, you must follow the procedures established by The Depository Trust Company, which we call “DTC,” for tendering Old Notes held in book-entry form. These procedures, which we call “ATOP,” require that (i) the exchange agent receive, before the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program, and (ii) DTC has received:

•	your instructions to exchange your Old Notes, and

•	your agreement to be bound by the terms of the letter of transmittal.

For more information on tendering your Old Notes, please refer to the sections in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer,” “—Procedures for Tendering,” and “Book-Entry; Delivery and Form.”

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders	You may withdraw your tender of Old Notes at any time before the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Withdrawal of Tenders.”

Acceptance of Old Notes and Delivery of New Notes	If you fulfill all conditions required for proper acceptance of Old Notes, we will accept any and all Old Notes that you properly tender in the exchange offer on or before 5:00 p.m. New York City time on the expiration date. We will return any Old Notes that we do not accept for exchange to you without expense promptly after the expiration date and acceptance of the Old Notes for exchange. Please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer.”

Fees and Expenses	We will bear expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Fees and Expenses.”

Use of Proceeds	The issuance of the New Notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.

Consequences of Failure to Exchange Old Notes	If you do not exchange your Old Notes in this exchange offer, you will no longer be able to require us to register the Old Notes under the Securities Act except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the Old Notes unless we have registered the Old Notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax Consequences	The exchange of New Notes for Old Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Material United States Federal Tax Consequences.”

Exchange Agent	We have appointed Wilmington Trust, National Association as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal to the exchange agent addressed as follows: Wilmington Trust, National Association, c/o Wilmington Trust Company, Corporate Capital Markets, Rodney Square North, 1100 N. Market Street, Wilmington, DE 19890-1626. Eligible institutions may make requests by facsimile at (302) 636-4139 and may confirm facsimile delivery by calling (302) 636-6181.

Terms of the New Notes

The New Notes will be identical to the Old Notes except that the New Notes are registered under the Securities Act and will not be subject to special mandatory redemption or to restrictions on transfer or to any increase in interest rate. The New Notes will evidence the same debt as the Old Notes. The indenture dated May 18, 2011 (the “2011 Base Indenture”), among the Company and Wilmington Trust, National Association (formerly Wilmington Trust FSB), as trustee (the “Trustee”), as supplemented by a supplemental indenture dated May 18, 2011, among the Company, the Trustee and the subsidiary guarantors party thereto (the “2011 Supplemental Indenture,” and together with the Base Indenture, the “2011 Indenture”), will govern the New Notes.

The following summary contains basic information about the New Notes and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the New Notes, please refer to the section entitled “Description of the Notes” in this prospectus.

Issuer	Unit Corporation.

Notes Offered	$400 million aggregate principal amount of 6 5/8% senior subordinated notes due May 15, 2021.

Under the 2011 Indenture, there are currently $250 million in aggregate principal amount outstanding of 6 5/8% senior subordinated notes due 2021 (the “2011 Notes”). We refer to the 2011 Notes and the New Notes collectively as the “Notes.” On consummation of the exchange offer, the New Notes and the 2011 Notes will be treated as a single series for all purposes under the 2011 Indenture. Assuming all of the Old Notes are exchanged for New Notes on consummation of the exchange offer, $650 million in aggregate principal amount of 6 5/8% senior subordinated notes due 2021 will be outstanding under the 2011 Indenture. We expect that the New Notes will have the same CUSIP number and will be fungible with the 2011 Notes.

Maturity Date	May 15, 2021.

Interest Payment Dates	May 15 and November 15, commencing November 15, 2012.

Guarantees	Each of our existing and future domestic restricted subsidiaries will jointly and severally, fully and unconditionally, guarantee, on a senior subordinated basis, our obligations under the New Notes and all obligations under the 2011 Indenture.

Ranking	The New Notes and guarantees will be our and our Subsidiary Guarantors’ general unsecured, senior subordinated obligations. The New Notes and the subsidiary guarantees will rank:

•	subordinated in right of payment to all of our and any Subsidiary Guarantors’ existing and future senior indebtedness;

•	equally in right of payment with all of our and any Subsidiary Guarantors’ existing and future senior subordinated indebtedness;

•	senior in right of payment to all of our and any Subsidiary Guarantors’ future obligations that are expressly subordinated in right of payment to the New Notes and guarantees;

•	structurally subordinated to the liabilities of our non-guarantor subsidiaries; and

•	effectively subordinated to all of our and any Subsidiary Guarantors’ secured indebtedness to the extent of the value of the assets securing that indebtedness.

As of September 30, 2012, we had no outstanding borrowings under our credit agreement and we had no senior subordinated indebtedness other than the Old Notes and the 2011 Notes.

Optional Redemption	On and after May 15, 2016, we may redeem all or from time to time, a part of the New Notes at the redemption prices described in this prospectus plus accrued and unpaid interest on the notes, if any, to the applicable redemption date.

Before May 15, 2014, we may on any one or more occasions redeem up to 35% of the original principal amount of the New Notes with the net cash proceeds of one or more equity offerings at a redemption price of 106.625% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of the original principal amount of the New Notes remain outstanding after each such redemption.

In addition, at any time before May 15, 2016, we may redeem the New Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus a “make whole” premium specified in this prospectus plus accrued and unpaid interest, if any, to the redemption date. See “Description of the Notes—Optional Redemption.”

Change of Control	If a change of control occurs, subject to certain conditions, we must offer to repurchase from each holder all or any part of that holder’s New Notes at a purchase price in cash equal to 101% of the principal amount of the New Notes plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the Notes—Change of Control.”

Certain Covenants	We will issue the New Notes under the 2011 Indenture. The 2011 Indenture will, among other things, limit our and our Subsidiary Guarantors’ ability to, under certain circumstances:

•	incur additional debt;

•	pay dividends or make distributions on our capital stock or repurchase, redeem or retire our capital stock or subordinated debt;

•	make investments;

•	create liens on our property or assets;

•	create restrictions on the ability of our restricted subsidiaries to pay dividends or make any loans or other payments to us;

•	engage in transactions with our affiliates;

•	transfer or sell assets and subsidiary stock;

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries; and

•	engage in any business other than the oil and gas business.

These covenants are subject to important exceptions and qualifications, which are described under the caption “Description of the Notes—Certain Covenants.”

Book-Entry Form	The New Notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of an Established Market for the Notes	We do not intend to apply for a listing of the New Notes on any securities exchange or any automated dealer quotation system. Accordingly, we cannot assure you as to the development or liquidity of a market for the New Notes.

Risk Factors	The New Notes involve risks. See “Risk Factors” beginning on page 12 for a discussion of certain factors you should consider in evaluating an investment in the New Notes.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data should be read in conjunction with, and is qualified by reference to, our audited consolidated financial statements and accompanying notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated by reference in this prospectus. The selected historical consolidated financial information as of and for the nine-month periods ended September 30, 2012 and 2011 is unaudited and derived from, should be read in conjunction with, and is qualified by reference to, the unaudited financial statements and accompanying footnotes for those periods incorporated by reference into this prospectus. The financial information included in this prospectus may not be indicative of our future results of operations, financial position and cash flows.

Presented below is our selected historical consolidated statement of operations data for the nine months ended September 30, 2012 and 2011 and our balance sheet data as of September 30, 2012 and 2011, which are derived from our unaudited consolidated financial statements, as well as our selected historical consolidated statement of operations data for the years ended December 31, 2011, 2010, 2009, 2008, and 2007, and our balance sheet data as of December 31, 2011, 2010, 2009, 2008, and 2007, which are derived from our audited consolidated financial statements.

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
(In thousands)	(unaudited)
Statement of operations data:
Revenues:
Contract drilling	$421,198	$342,098	$484,651	$316,384	$236,315	$622,727	$627,642
Oil and natural gas	397,745	376,393	516,316	400,807	357,879	553,998	391,480
Gas gathering and processing	159,977	144,820	208,238	154,516	108,628	181,730	138,595
Other	1,160	(566)	(834)	10,138	7,076	(362)	1,037

Total revenues	980,080	862,745	1,208,371	881,845	709,898	1,358,093	1,158,754

Expenses:
Contract drilling:
Operating costs	223,980	190,086	269,899	186,813	140,080	312,907	304,780
Depreciation	62,660	57,333	79,667	69,970	45,326	69,841	56,804
Oil and natural gas:
Operating costs	105,035	93,796	131,271	105,365	87,734	116,239	97,109
Depreciation, depletion and amortization	153,839	132,013	183,350	118,793	114,681	159,550	127,417
Impairment of oil and natural gas properties (1)	115,874	—	—	—	281,241	281,966	—
Gas gathering and processing:
Operating costs	136,243	119,143	174,859	122,146	87,908	150,466	119,776
Depreciation and amortization	16,330	11,627	16,101	15,385	16,104	14,822	11,059
General and administrative	23,814	22,188	30,055	26,152	24,011	25,419	22,036
Interest, net	11,455	2,078	4,167	—	539	1,304	6,362

Total expenses	849,230	628,264	889,369	644,624	797,624	1,132,514	745,343

Income (loss) before income taxes	130,850	234,481	319,002	237,221	(87,726)	225,579	413,411

Income tax expense (benefit):
Current	450	(3,949)	(2,416)	(9,935)	(223)	40,877	66,642
Deferred	50,677	94,224	125,551	100,672	(32,003)	41,077	80,511

Total income taxes	51,127	90,275	123,135	90,737	(32,226)	81,954	147,153

Net income (loss)	$79,723	$144,206	$195,867	$146,484	$(55,500)	$143,625	$266,258

(1)	In December 2008, we incurred a non-cash ceiling test write-down of our oil and natural gas properties of $282.0 million pre-tax ($175.5 million net of tax) due to low commodity prices at year-end. In March 2009, we incurred a non-cash ceiling test write-down of our oil and natural gas properties of $281.2 million pre-tax ($175.1 million net of tax) due to low commodity prices at quarter-end. In June 2012, we incurred a non-cash ceiling test write-down of our oil and natural gas properties of $115.9 million pre-tax ($72.1 million net of tax) due to low 12-month average commodity prices. There was no impact on our compliance with the covenants contained in our credit agreement for any of these write-downs.

	As of September 30,		As of December 31,
	2012	2011	2011	2010	2009	2008	2007
(In thousands)	(unaudited)
Balance sheet data:
Cash and cash equivalents	$1,023	$1,160	$835	$1,359	$1,140	$584	$1,076
Other current assets	209,061	234,810	227,630	186,821	126,955	286,001	195,939

Total current assets	210,084	235,970	228,465	188,180	128,095	286,585	197,015

Property and equipment:
Drilling equipment	1,469,511	1,386,388	1,423,570	1,273,861	1,217,361	1,172,655	987,184
Oil and natural gas properties, on the full cost method:
Proved properties	3,641,786	3,166,022	3,302,032	2,738,093	2,309,193	2,090,623	1,624,478
Undeveloped leasehold not being amortized	578,803	184,540	185,632	175,065	140,129	160,034	64,722
Gas gathering and processing equipment	398,810	258,854	278,919	199,564	172,549	169,402	119,515
Transportation equipment	37,487	33,749	34,118	31,688	30,726	33,611	23,240
Other	53,278	35,607	37,544	28,511	22,747	22,484	19,974

	6,179,675	5,065,160	5,261,815	4,446,782	3,892,705	3,648,809	2,839,113
Less accumulated depreciation, depletion, amortization and impairment	2,660,250	2,242,812	2,319,484	2,047,031	1,879,112	1,447,157	927,759

Net property and equipment	3,519,425	2,822,348	2,942,331	2,399,751	2,013,593	2,201,652	1,911,354

Other long-term assets	91,574	106,933	85,924	81,309	86,711	93,629	91,450

Total assets	$3,821,083	$3,165,251	$3,256,720	$2,669,240	$2,228,399	$2,581,866	$2,199,819

Current liabilities	$247,447	$178,056	$212,750	$147,128	$105,147	$196,399	$156,404
Long-term debt	645,154	305,400	300,000	163,000	30,000	199,500	120,600
Other long-term liabilities	165,384	112,701	113,830	92,389	81,126	75,807	59,115
Deferred income taxes	734,122	658,659	683,123	556,106	446,316	477,061	428,883
Total shareholders’ equity	2,028,976	1,910,435	1,947,017	1,710,617	1,565,810	1,633,099	1,434,817

Total liabilities and shareholders’ equity	$3,821,083	$3,165,251	$3,256,720	$2,669,240	$2,228,399	$2,581,866	$2,199,819

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
(In thousands)	(unaudited)
Other financial data:
Net cash provided by operating activities	$512,140	$417,851	$608,455	$390,072	$490,475	$689,913	$577,571
Net cash used in investing activities	(888,597)	(583,790)	(768,236)	(536,261)	(271,927)	(806,141)	(512,333)
Net cash provided by (used in) financing activities	376,645	165,740	159,257	146,408	(217,992)	115,736	(64,751)
EBITDA (1)	492,529	438,483	603,620	442,345	371,220	753,761	615,884

(1)	EBITDA is a non-GAAP financial measure that we define as net income (loss) plus adjustments for income tax expense (benefit), interest expense, net, depreciation, depletion and amortization and impairment of long-lived assets. EBITDA, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income (loss), net income (loss), or statement of operations or statement of cash flow data prepared in accordance with GAAP. EBITDA provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. EBITDA does not represent funds available for discretionary use, because those funds are required for debt service, capital expenditures and working capital, income taxes, and other commitments and obligations. However, our management believes EBITDA is useful to an investor in evaluating our operating performance because this measure:

•

is widely used by investors in the natural gas and oil industry to measure a company’s operating performance without regard to items excluded from the calculation of the term, which can vary substantially from company to company depending on accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and

•

is used by our management for various purposes, including as a measure of operating performance, as a basis for strategic planning and forecasting and by our lenders as defined in the credit agreement.

There are significant limitations to the use of EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income (loss), the lack of comparability of results of operations to different companies and the different methods of calculating EBITDA reported by different companies. The following presents a reconciliation of net income (loss) to EBITDA:

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
(In thousands)	(unaudited)
Reconciliation of Non-GAAP EBITDA to GAAP Net Income (Loss):
Net income (loss)	$79,723	$144,206	$195,867	$146,484	$(55,500)	$143,625	$266,258
Interest, net	11,455	2,078	4,167	—	539	1,304	6,362
Depreciation, depletion and amortization	234,350	201,924	280,451	205,124	177,166	244,912	196,111
Impairment of oil and gas properties	115,874	—	—	—	281,241	281,966	—
Income tax expense (benefit)	51,127	90,275	123,135	90,737	(32,226)	81,954	147,153

EBITDA	$492,529	$438,483	$603,620	$442,345	$371,220	$753,761	$615,884

RISK FACTORS

You should carefully consider the information included or incorporated by reference in this prospectus, including the matters addressed under “Forward-Looking Statements,” and the risks described below. In addition, you should read the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2011, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, each of which is incorporated by reference in this prospectus and, to the extent applicable, any subsequently filed reports.

Risks Relating to the Notes

If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will remain restricted and may be adversely affected.

We will only issue New Notes in exchange for Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of Old Notes.

If you do not exchange your Old Notes for New Notes under the exchange offer, your Old Notes will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the Old Notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register Old Notes under the Securities Act unless our registration rights agreement with the initial purchasers of the Old Notes requires us to do so. Further, if you continue to hold any Old Notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer of the Old Notes outstanding.

Our indebtedness could limit our flexibility, adversely affect our financial health and prevent us from making payments on the notes.

As of September 30, 2012, we had no outstanding borrowings under our credit agreement. As of September 30, 2012, we had a total of $645.2 million of indebtedness outstanding, net of discounts, and the right to borrow up to an additional $500 million under our credit agreement, to which the notes and the subsidiary guarantees will be subordinated.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it difficult for us to satisfy our obligations with respect to the notes;

•	make us more vulnerable to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for operations and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to competitors that may have proportionately less indebtedness.

In addition, our ability to make scheduled payments or to refinance our obligations depends on our successful financial and operating performance. We cannot assure you that our operating performance will generate sufficient cash flow or that our capital resources will be sufficient for payment of our debt obligations in the future. Our financial and operating performance, cash flow, and capital resources depend on prevailing economic conditions and financial, business and other factors, many of which are beyond our control.

If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to sell material assets or operations, obtain additional capital or restructure our debt. In the event that we are required to dispose of material assets or operations or restructure our debt to meet our debt service and other obligations, we cannot assure you as to the terms of any such transaction or how quickly any such transaction could be completed, if at all.

We may incur substantial additional indebtedness in the future. Our incurrence of additional indebtedness would intensify the risks described above.

The instruments governing our indebtedness contain various covenants limiting the conduct of our business.

The indentures governing our notes and our credit agreement contain various restrictive covenants that limit the conduct of our business. In particular, these agreements will place certain limits on our ability to, among other things:

•	incur additional indebtedness, guarantee obligations or issue disqualified capital stock;

•	pay dividends or distributions on our capital stock or redeem, repurchase or retire our capital stock;

•	make investments or other restricted payments;

•	grant liens on assets;

•	enter into transactions with stockholders or affiliates;

•	sell assets;

•	issue or sell capital stock of certain subsidiaries; and

•	merge or consolidate.

In addition, our credit agreement also requires us to maintain a minimum current ratio and a maximum leverage ratio.

If we fail to comply with the restrictions in the indentures governing our notes, our credit agreement or any other subsequent financing agreements, a default may allow the creditors, if the agreements so provide, to accelerate the related indebtedness as well as any other indebtedness to which a cross-acceleration or cross-default provision applies. If that occurs, we may not be able to make all of the required payments or borrow sufficient funds to refinance that debt. Even if new financing were available at that time, it may not be on terms acceptable to us. In addition, lenders may be able to terminate any commitments they had made to make available further funds.

Any failure to meet our debt obligations could harm our business, financial condition and results of operations.

If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a downgrade of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms to us, if at all. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future, including payments on the notes, and any such alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and impair our liquidity.

We may be unable to purchase your notes on a change of control.

On the occurrence of a change of control, as defined in the indentures governing the notes, we will be required to offer to purchase your notes. We may not have sufficient financial resources to purchase all of the notes that holders tender to us on a change of control offer, or might be prohibited from doing so under our credit agreement or our other indebtedness. The occurrence of a change of control also could constitute an event of default under our credit agreement or our other indebtedness. See “Description of the Notes—Change of Control.”

The notes and the guarantees will be contractually subordinated to all of our senior indebtedness and all indebtedness of our non-guarantor subsidiaries.

The notes and guarantees will be our and our Subsidiary Guarantors’ general unsecured, senior subordinated obligations and the notes and the subsidiary guarantees will rank subordinated in right of payment to all of our and any Subsidiary Guarantors’ existing and future senior indebtedness. Holders of the notes and subsidiary guarantees may recover less than holders of our senior indebtedness in the event of our insolvency, bankruptcy, reorganization, receivership or similar proceedings. In the event of a bankruptcy, liquidation or dissolution of any of the non-guarantor subsidiaries, holders of their indebtedness, their trade creditors and holders of their preferred equity will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us.

As of September 30, 2012, we had the right to borrow up to $500 million of senior indebtedness under our credit agreement, and we had $250 million of senior subordinated indebtedness other than the Old Notes.

Because a significant portion of our operations is conducted through our subsidiaries, our ability to service our debt is largely dependent on our receipt of distributions or other payments from our subsidiaries.

All of our operations are conducted through our subsidiaries. As a result, our ability to make interest and principal payments on the notes is largely dependent on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Our subsidiaries do not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose. Payments to us by our subsidiaries will be contingent on our subsidiaries’ earnings and other business considerations and may be subject to statutory or contractual restrictions. In addition, there may be significant tax and other legal restrictions on the ability of our non-U.S. subsidiaries to remit money to us.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees and require noteholders to return payments received from the Subsidiary Guarantors.

Creditors of any business are protected by fraudulent conveyance laws which differ among various jurisdictions, and these laws may apply to the issuance of the guarantees by our Subsidiary Guarantors. The guarantee may be voided by a court, or subordinated to the claims of other creditors, if, among other things:

•	the indebtedness evidenced by the guarantees was incurred by a Subsidiary Guarantor with actual intent to hinder, delay or defraud any present or future creditor of that Subsidiary Guarantor; or

•	our Subsidiary Guarantors did not receive fair consideration—or reasonably equivalent value—for issuing the guarantees, and the applicable Subsidiary Guarantors:

(1)	were insolvent, or were rendered insolvent by reason of issuing the applicable guarantee,

(2)	were engaged or about to engage in a business or transaction for which the remaining assets of the applicable Subsidiary Guarantor constituted unreasonably small capital, or

(3)	intended to incur, or believed that we or they would incur, indebtedness beyond our or their ability to pay as they matured.

In addition, any payment by a Subsidiary Guarantor under any guarantee could be voided and required to be returned to that Subsidiary Guarantor, or to a fund for the benefit of creditors of that Subsidiary Guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending on the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a Subsidiary Guarantor would be considered insolvent if:

•	the sum of a Subsidiary Guarantor’s debts, including contingent liabilities, were greater than the fair saleable value of all of that Subsidiary Guarantor’s assets;

•

the present fair saleable value of a Subsidiary Guarantor’s assets were less than the amount that would be required to pay that Subsidiary Guarantor’s probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

•	any Subsidiary Guarantor could not pay debts as they become due.

Based on financial and other information, we believe that the guarantees were or will be incurred for proper purposes and in good faith and that each Subsidiary Guarantor is solvent and will continue to be solvent after this exchange offer is completed, will have sufficient capital for carrying on its business after such issuance and will be able to pay its indebtedness as it matures. We cannot assure you, however, that a court reviewing these matters would agree with us. A legal challenge to a guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by us or the Subsidiary Guarantors as a result of our issuance of the guarantees.

Receipt of payment on the notes, as well as the enforcement of remedies under the subsidiary guarantees, may be limited in bankruptcy or in equity.

An investment in the notes, as in any type of security, involves insolvency and bankruptcy considerations that investors should carefully consider. If we or any of our Subsidiary Guarantors become a debtor subject to insolvency proceedings under the bankruptcy code, it is likely to result in delays in the payment of the notes and in the exercise of enforcement remedies under the notes or the subsidiary guarantees. Provisions under the bankruptcy code or general principles of equity that could result in the impairment of your rights include the automatic stay, avoidance of preferential transfers by a trustee or a debtor-in-possession, substantive consolidation, limitations of collectability of unmatured interest or attorneys’ fees and forced restructuring of the notes.

If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would be subject to the claims of creditors of all entities. This would expose you not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the “cram-down” provision of the bankruptcy code. Under this provision, the notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The Old Notes have not been registered under the Securities Act, and may not be resold by holders thereof unless the Old Notes are subsequently registered or an exemption from the registration requirements of the Securities Act is available. However, we cannot assure you that, even following registration or exchange of the Old Notes for New Notes, that an active trading market for the Old Notes or the New Notes will exist, and we will have no obligation to create such a market. At the time of the private placement of the Old Notes, the initial purchasers advised us that they intended to make a market in the Old Notes and, if issued, the New Notes. The initial purchasers are not obligated, however, to make a market in the Old Notes or the New Notes and any market making may be discontinued at any time at their sole discretion. No assurance can be given as to the liquidity of or trading market for the Old Notes or the New Notes.

The liquidity of any trading market for the notes and the market price quoted for the notes will depend on the number of holders of the notes, the overall market for high yield securities, our financial performance or prospects or the prospects for companies in our industry generally, the interest of securities dealers in making a market in the notes and other factors.

A ratings agency downgrade could lead to increased borrowing costs and credit stress.

If one or more rating agencies that rate the notes either assigns the notes a rating lower than the rating expected by investors, or reduces its rating in the future, the market price of the notes, if any, would be adversely affected. In addition, if any of our future outstanding debt is rated and is downgraded, raising capital will become more difficult for us, borrowing costs under our bank credit agreement and other future borrowings may increase and the market price of the notes, if any, may decrease.

If the notes receive an investment grade rating, many of the covenants in the indenture governing the notes will be suspended, thereby reducing some of your protections in the indenture.

If at any time the notes receive investment grade ratings from both Standard & Poor’s Rating Services and Moody’s Investor Services, subject to certain additional conditions, many of the covenants in the indentures governing the notes, applicable to us and our restricted subsidiaries, including the limitations on indebtedness and restricted payments, will be suspended. While these covenants will be reinstated if we fail to maintain investment grade ratings on the notes or in the event of a continuing default or event of default thereunder, during the suspension period noteholders will not have the protection of these covenants and we will have greater flexibility to incur indebtedness and make restricted payments.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

At the closing of the offering of the Old Notes, we entered into a registration rights agreement with the initial purchasers under which we agreed, for the benefit of the holders of the Old Notes, at our cost, to do the following:

•	file an exchange offer registration statement with the SEC with respect to the exchange offer for the New Notes, and

•	use commercially reasonable efforts to have the exchange offer completed before the 271st day following issuance of the Old Notes.

Additionally, we agreed to offer the New Notes in exchange for surrender of the Old Notes on the SEC’s declaring the exchange offer registration statement effective. We agreed to use commercially reasonable efforts to cause the exchange offer registration statement to be effective continuously, and to keep the exchange offer open for a period of not less than 30 days after the date notice of the exchange offer is mailed to the holders of the Old Notes.

For each Old Note surrendered to us under the exchange offer, the holder of that Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Interest payments on the Notes will be made semi-annually in cash in arrears on May 15 and November 15 of each year, commencing on November 15, 2012. The registration rights agreement also provides an agreement to include in the prospectus for the exchange offer certain information necessary to allow a broker-dealer who holds Old Notes that were acquired for its own account as a result of market-making activities or other ordinary course trading activities (other than Old Notes acquired directly from us) to exchange those Old Notes under the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of New Notes received by that broker-dealer in the exchange offer. We agreed to use commercially reasonable efforts to maintain the effectiveness of the exchange offer registration statement for these purposes for a period of 180 days after the date on which the registration statement of which this prospectus is a part, is declared effective.

The preceding agreement is needed because any broker-dealer who acquires Old Notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This prospectus covers the offer and sale of the New Notes under the exchange offer and the resale of New Notes received in the exchange offer by any broker-dealer who held Old Notes acquired for its own account as a result of market-making activities or other trading activities other than Old Notes acquired directly from us or one of our affiliates.

Holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of New Notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their Old Notes in market-making activities or other trading activities and must deliver a prospectus when they resell the New Notes they acquire in the exchange offer in order not to be deemed an underwriter.

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the New Notes issued in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any New Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	the New Notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of the New Notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the New Notes:

•

cannot rely on the position of the staff of the SEC set forth in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988); Morgan Stanley & Co. Inc., SEC No-Action Letter (June 5, 1991); Shearman & Sterling, SEC No-Action Letter (July 2, 1993) or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

Each holder of the Old Notes (other than certain specified holders) who desires to exchange Old Notes for the New Notes in the exchange offer will be required to make the representations described below under “—Procedures for Tendering—Your Representations to Us.”

We further agreed to file with the SEC a shelf registration statement to register for public resale of Old Notes held by any holder who provides us with certain information for inclusion in the shelf registration statement if:

•	the exchange offer is not permitted by applicable law or SEC policy, or

•	the exchange offer is not for any reason completed before the 271st day following issuance of the Old Notes, or

•	on completion of the exchange offer, any initial purchaser shall so request in connection with any offering or sale of notes.

We have agreed to use commercially reasonable efforts to keep the shelf registration statement continuously effective until the earlier of one year following its effective date and such time as all notes covered by the shelf registration statement have been sold. We refer to this period as the “shelf effectiveness period.”

The registration rights agreement provides that if:

(1)	the Exchange Offer has not been consummated before 271 days after the original issuance of the Old Notes (or if the 270th day is not a business day, the next succeeding business day);

(2)	the shelf registration statement is not declared effective by the SEC before 121 days after the obligation to file a shelf registration statement arises (or if the 120th day is not a business day, the next succeeding business day); or

(3)	any registration statement required by the registration rights agreement is filed and declared effective but shall thereafter cease to be effective or fail to be usable in connection with the exchange or resale of Old Notes during the period specified in the registration rights agreement without being succeeded reasonably promptly by a post-effective amendment to that registration statement that cures the failure and that is itself immediately declared or automatically effective (each such event referred to in clauses (1) through (3) above, a “Registration Default”), the interest rate on the Old Notes will be increased by 0.25% per annum during the 90-day period immediately following the occurrence of any such Registration Default, and will increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event will the increase exceed 1.00% per annum. The additional interest shall accrue until the exchange offer is completed or the shelf registration statement is declared effective (or automatically becomes effective) under the Securities Act. Following the cure of all Registration Defaults relating to any particular Old Notes, the interest rate borne by the relevant Old Notes will be reduced to the original interest rate borne by those Old Notes; provided, however, that, if after any such reduction in interest rate, a different Registration Default occurs, the interest rate borne by the relevant Old Notes will again be increased under the foregoing.

Holders of the Old Notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their Old Notes included in the shelf registration statement.

If we effect the registered exchange offer, we will be entitled to close the registered exchange offer 30 days after the date notice of the exchange offer is mailed to the holders of the Old Notes as long as we have accepted all Old Notes validly tendered in accordance with the terms of the exchange offer and no brokers or dealers continue to hold any Old Notes.

This summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is incorporated by reference into this prospectus.

Except as set forth above, after consummation of the exchange offer, holders of Old Notes which are the subject of the exchange offer have no registration or exchange rights under the registration rights agreement. See “—Consequences of Failure to Exchange.”

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered and not withdrawn before 5:00 p.m. New York City time on the expiration date. We will issue New Notes in principal amount equal to the principal amount of Old Notes surrendered in the exchange offer. Old Notes may be tendered only for New Notes and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered for exchange.

As of the date of this prospectus, $400 million in aggregate principal amount of the Old Notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Old Notes that the holders do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These Old Notes will continue to be entitled to the rights and benefits the holders have under the indenture governing the Old Notes.

We will be deemed to have accepted for exchange properly tendered Old Notes when we have given oral (promptly followed in writing) or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us.

If you tender Old Notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of Old Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connecting with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will return any Old Notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on January 4, 2013, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any Old Notes by giving oral (promptly followed in writing) or written notice of an extension to the holders. During any extensions, all Old Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the exchange agent orally (promptly followed in writing) or in writing of any extension. We will notify the registered holders of Old Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion:

•	to delay accepting for exchange any Old Notes,

•	to extend the exchange offer, or

•	to terminate the exchange offer,

by giving oral (promptly followed in writing) or written notice of the delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination, or amendment will be followed promptly by oral (promptly followed in writing) or written notice thereof to the registered holders of Old Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the Old Notes. Depending on the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any New Notes for, any Old Notes if the exchange offer, or the making of any exchange by a holder of Old Notes, would violate applicable law or any SEC policy. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting Old Notes for exchange in the event of a potential violation.

In addition, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the New Notes under the Securities Act.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any Old Notes not previously accepted for exchange, on the occurrence of any of the conditions to the exchange offer specified above. We will give prompt oral (promptly followed in writing) or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. These rights will be deemed ongoing rights that we may assert at any time or at various times.

In addition, we will not accept for exchange any Old Notes tendered, and will not issue New Notes in exchange for these Old Notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture governing the New Notes under the Trust Indenture Act of 1939.

Procedures for Tendering

In order to participate in the exchange offer, you must properly tender your Old Notes to the exchange agent as described below. It is your responsibility to properly tender your Old Notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in exchanging your Old Notes, please call the exchange agent, whose address and phone number are set forth in “Prospectus Summary—The Exchange Offer—Exchange Agent.”

All of the Old Notes were issued in book-entry form, and all of the Old Notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the Old Notes may be tendered using the Automated Tender Offer Program (“ATOP”) instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their Old Notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will be deemed to state that DTC has received instructions from the participant to tender Old Notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange Old Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the Old Notes.

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered Old Notes, and withdrawal of tendered Old Notes. Our determination will be final and binding. We reserve the absolute right to reject any Old Notes not properly tendered or any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give a notification. Tenders of Old Notes will not be deemed made until the defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

When We Will Issue New Notes

In all cases, we will issue New Notes for Old Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	a book-entry confirmation of the Old Notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Old Notes Not Accepted or Exchanged

If we do not accept any tendered Old Notes for exchange or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned without expense to their tendering holder.

The non-exchanged Old Notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any New Notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the New Notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act; and

•

if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes, you acquired those Old Notes as a result of market-making activities or other trading activities and you will deliver a prospectus (or to the extent permitted by law, make available a prospectus) in connection with any resale of the New Notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time before 5:00 p.m. New York City time on the expiration date. For a withdrawal to be effective you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn Old Notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility, and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any Old Notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the Old Notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Old Notes by following the procedures described under “—Procedures for Tendering” above at any time before 5:00 p.m., New York City time, on the expiration date.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by fax, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state “blue sky” or securities laws;

•	accounting fees, legal fees incurred by us, disbursements and printing, messenger and delivery services, and telephone costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your Old Notes for New Notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the Old Notes. In general, you may not offer or sell the Old Notes unless the offer or sale is either registered under the Securities Act or exempt from the registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act.

Accounting Treatment

We will record the New Notes in our accounting records at the same carrying value as the Old Notes. This carrying value is the aggregate principal amount of the Old Notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Old Notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for the periods indicated:

	Nine Months Ended September 30,				Year Ended December 31,
	2012		2011		2011		2010		2009(3)	2008		2007
Ratio of Earnings to Fixed Charges(1)(2)	6.9	x	22.1	x	20.8	x	52.8	x	—	31.0	x	38.4	x

(1)	Earnings available for fixed charges represent earnings from continuing operations before income taxes and fixed charges. Fixed charges represent interest incurred and guaranteed plus that portion of rental expense deemed to be the equivalent of interest.
(2)	There were no shares of preferred stock outstanding during any of the time periods indicated in the table.
(3)	Earnings for the year ended December 31, 2009 were insufficient to cover fixed charges by $87.7 million due to non-cash ceiling test write down of $281.2 million pre-tax ($175.1 million, net of tax) during the quarter ended March 31, 2009.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the New Notes in the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive Old Notes in a like principal amount. The form and terms of the New Notes are identical in all respects to the form and terms of the Old Notes, except the New Notes will be registered under the Securities Act and will not be subject to special mandatory redemption or to the restrictions on transfer or to any increase in interest rate. Old Notes surrendered in exchange for the New Notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the New Notes will not result in any change in outstanding indebtedness.

DESCRIPTION OF THE NOTES

The Company issued the Old Notes under an indenture, dated as of July 24, 2012 (the “2012 Base Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “2012 Indenture Trustee”), as supplemented by a supplemental indenture dated July 24, 2012, relating to the Old Notes among the Company, the 2012 Indenture Trustee and the Subsidiary Guarantors (the “2012 Supplemental Indenture,” and together with the 2012 Base Indenture, the “2012 Indenture”).

The Company will issue the New Notes as additional notes under an indenture, dated as of May 18, 2011 (the “2011 Indenture”), between the Company and Wilmington Trust, National Association (formerly Wilmington Trust FSB) as trustee (the “2011 Indenture Trustee”), as supplemented by a supplemental indenture dated May 18, 2011, relating to $250 million in aggregate principal amount outstanding of 6 5/8% senior subordinated notes due 2021 (the “2011 Notes”) among the Company, the 2011 Indenture Trustee and the Subsidiary Guarantors (the “2011 Supplemental Indenture,” and together with the 2011 Base Indenture, the “2011 Indenture”). Unless context otherwise requires, in this description of notes, “Indenture” refers to the 2011 Indenture and “Trustee” refers to the 2011 Indenture Trustee. Additionally, in this description of notes, “Notes” refers to the 2011 Notes and the New Notes, collectively.

We expect that the New Notes will have the same CUSIP number and be fungible with the 2011 Notes and together will form a single series under the 2011 Indenture.

If the exchange offer contemplated by this prospectus is consummated, holders of Old Notes who do not exchange those Old Notes for New Notes in the exchange offer will continue to vote as a single class under the 2012 Indenture and not together with holders of 2011 Notes and New Notes under the 2011 Indenture. In that regard, both the 2011 Indenture and the 2012 Indenture, respectively, require that certain actions by the holders thereunder must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under each such indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the 2012 Indenture, any Old Notes that remain outstanding after the exchange offer will vote together under the 2012 Indenture for all such purposes. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the 2011 Indenture, holders of the 2011 Notes and the New Notes will vote together under the 2011 Indenture as a single class for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the Notes outstanding shall be deemed to mean, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the 2011 Notes and the New Notes then outstanding.

The Indenture is unlimited in aggregate principal amount, although the issuance of New Notes in this offering will be limited to $400 million. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes (the “Additional Notes”). We will be permitted to issue such Additional Notes only if at the time of such issuance, we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same series as the New Notes that we are currently offering and will vote on all matters with the holders of the Notes.

This description of the Notes is intended to be an overview of the material provisions of the Notes and the Indenture. Because this description of notes is only a summary, you should refer to the Indenture for a complete description of the Company’s obligations and your rights in respect of the Notes. You should read the Indenture carefully and in its entirety. You may request copies of these documents at the Company’s address set forth under the caption “Where You Can Find More Information; Incorporation by Reference.”

You will find the definitions of capitalized terms used in this description under the heading “Certain Definitions.” For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Unit Corporation and not to any of its subsidiaries.

General

The New Notes. The New Notes:

•	are general unsecured, senior subordinated obligations of the Company;

•	are limited to an aggregate principal amount of $400 million, subject to our ability to issue Additional Notes;

•	will mature on May 15, 2021;

•	will be issued only in fully registered form, without coupons;

•	will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000;

•

will generally be represented by one or more registered notes in global form, but in certain circumstances may be represented by notes in definitive form, in each case as described in “Book-Entry; Delivery and Form”;

•	are subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including the Senior Credit Agreement;

•	rank equally in right of payment to any future Senior Subordinated Indebtedness of the Company;

•	will be senior in right of payment to all future Subordinated Obligations of the Company;

•

will be structurally subordinated to all of the Indebtedness of our Subsidiaries that are not Subsidiary Guarantors, to the extent of the assets of those Subsidiaries, and effectively subordinated to all of our secured Indebtedness to the extent of the value of the assets securing such Indebtedness; and

•

are unconditionally guaranteed on a senior subordinated basis by Unit Drilling Company, Unit Petroleum Company, Superior Pipeline Company, L.L.C., Unit Texas Drilling, L.L.C., Unit Drilling USA Colombia, L.L.C., Unit Drilling Colombia, L.L.C., Unit Texas Company, Superior Pipeline Texas, L.L.C., Superior Appalachian Pipeline, L.L.C., Unit Drilling and Exploration Company, Petroleum Supply Company and Preston County Gas Gathering, L.L.C., each a Domestic Subsidiary of the Company, as described in “Subsidiary Guarantees.”

Interest. Interest on the New Notes will compound semi-annually and will:

•	accrue at the rate of 6.625% per annum;

•	accrue from May 15, 2012 or, if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on May 15 and November 15, commencing on November 15, 2012;

•	be payable to the holders of record on the close of business on May 1 and November 1 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the Notes; Paying Agent and Registrar

We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as it appears in the security register for the Notes. We have initially designated the corporate trust office of the Trustee to act as our paying agent and registrar in respect of the Notes. We may, however, change the paying agent or registrar without prior notice to the holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as paying agent or registrar in respect of the Notes.

We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of the global Note.

Transfer and Exchange

The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. No service charge will be imposed by the Company, the Trustee or the registrar for any registration of transfer or exchange of Notes, but we may require a holder to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered holder of a Note will be treated as its owner for all purposes.

Optional Redemption

Except as described below, the Notes are not redeemable until May 15, 2016. On and after May 15, 2016, the Company may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

Year	Percentage
2016	103.313%
2017	102.208%
2018	101.104%
2019 and thereafter	100.000%

Prior to May 15, 2014, the Company may on any one or more occasions redeem up to 35% of the original principal amount of the Notes with the Net Cash Proceeds of one or more equity offerings at a redemption price of 106.625% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

(1)	at least 65% of the original principal amount of the Notes remains outstanding after each such redemption; and

(2)	the redemption occurs within 90 days after the closing of such equity offering.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on the record date, and no additional interest will be payable to holders whose Notes will be subject to redemption.

In addition, at any time prior to May 15, 2016, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee:

•	in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

•	if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion may deem to be fair and appropriate.

No Note of $2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder upon cancellation of the original Note.

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at May 15, 2016, (expressed as a percentage of principal amount) plus (2) all required interest payments due on such Note through May 15, 2016 computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of such Note.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to May 15, 2016; provided, however, that if the period from the redemption date to May 15, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to May 15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

Ranking and Subordination

The Notes will be unsecured Senior Subordinated Indebtedness of the Company, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, will rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of the Company and will be senior in right of payment to all existing and future Subordinated Obligations of the Company. The Notes will be effectively subordinated to all of our secured Indebtedness to the extent of the value of the assets securing such Indebtedness. The Notes will be structurally subordinated to the Indebtedness of our Subsidiaries that are not Subsidiary Guarantors. However, payment from the money or the proceeds of U.S. Government Obligations held in trust in connection with any defeasance under the Indenture (as described under “Defeasance”) will not be subordinated to any Senior Indebtedness or subject to these restrictions.

As a result of the subordination provisions described below, holders of the Notes may recover less than holders of the Company’s Senior Indebtedness in the event of an insolvency, bankruptcy, reorganization, receivership or similar proceedings relating to the Company. Similarly, the Subsidiary Guarantees of the Notes will be subordinated to obligations in respect of Guarantor Senior Indebtedness to the same extent the Notes are subordinated to Senior Indebtedness. Moreover, the Notes will be structurally subordinated to the liabilities of non-guarantor Subsidiaries of the Company. As of September 30, 2012:

•	our outstanding Senior Indebtedness was $650.5 million, which includes letters of credit and hedging obligations with parties to our senior credit facilities;

•	we had $250 million of Senior Subordinated Indebtedness other than the Old Notes;

•	our Restricted Subsidiaries had $358.4 million of liabilities (excluding intercompany liabilities); and

•	our non-guarantor Subsidiaries did not have any liabilities (excluding intercompany liabilities).

Although the Indenture will limit the amount of indebtedness that we and our Restricted Subsidiaries may Incur, such indebtedness may be substantial and all of it may be Senior Indebtedness.

Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank equally with all other Senior Subordinated Indebtedness of the Company. As described in “Limitation on Layering,” we may not Incur any Indebtedness that is senior in right of payment to the Notes, but junior in right of payment to Senior Indebtedness. Our unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured.

The Company may not pay principal of, premium, if any, or interest on, or other payment obligations in respect of, the Notes or make any deposit pursuant to the provisions described under “Defeasance” and may not otherwise repurchase, redeem or retire any Notes (collectively, “pay the Notes”) if:

(1)	any Senior Indebtedness is not paid when due in cash or Cash Equivalents; or

(2)	any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Senior Indebtedness has been paid in full in cash or Cash Equivalents and, in the case of revolving Indebtedness, all commitments to lend thereunder have been terminated or the default has been cured or waived and any acceleration has been rescinded. However, the Company may pay the Notes if the Company and the Trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing.

The Company also will not be permitted to pay the Notes for a Payment Blockage Period (as defined below) during the continuance of any default, other than a default described in clause (1) or (2) of the preceding paragraph, on any Designated Senior Indebtedness that permits the holders of the Designated Senior Indebtedness to accelerate its maturity immediately without either further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods.

A “Payment Blockage Period” commences on the receipt by the Trustee (with a copy to the Company) of written notice (a “Blockage Notice”) of a default of the kind described in the immediately preceding paragraph from the Representative of the holders of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ends 179 days after receipt of the notice. The Payment Blockage Period will end earlier if the Payment Blockage Period is terminated:

(1)	by written notice to the Trustee and the Company from the Person or Persons who gave the Blockage Notice;

(2)	because the default giving rise to the Blockage Notice is no longer continuing; or

(3)	because the Designated Senior Indebtedness has been repaid in full.

The Company may resume payments on the Notes after the end of a Payment Blockage Period (including any missed payments) unless the holders of the Designated Senior Indebtedness or the Representatives of such holders have accelerated the maturity of the Designated Senior Indebtedness. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during that period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representatives of the Bank Indebtedness may give another Blockage Notice within that period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period. No default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating the Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of the Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

In the event of:

(1)	a total or partial liquidation or a dissolution of the Company;

(2)	a reorganization, bankruptcy, insolvency, receivership of or similar proceeding relating to the Company or its property; or

(3)	an assignment for the benefit of creditors or marshaling of the Company’s assets and liabilities, then the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents in respect of Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed in such proceeding) before the holders of the Notes will be entitled to receive any payment or distribution, in the event of any payment or distribution of the assets or securities of the Company. In addition, until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a payment or distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, the holders are required to hold it in trust for the holders of Senior Indebtedness and pay the payment or distribution over to holders of Senior Indebtedness, as their interests may appear.

If payment of the Notes is accelerated because of an event of default under the Indenture, the Company or the Trustee will promptly notify the holders of the Designated Senior Indebtedness or the Representatives of such holders of the acceleration. The Company may not pay the Notes until five business days after such holders or the Representatives of the Designated Senior Indebtedness receives notice of such acceleration and, after that five business day period, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

Subsidiary Guarantees

The Subsidiary Guarantors will, jointly and severally, fully and unconditionally guarantee, on a senior subordinated basis, the Company’s obligations under the Notes and all obligations under the Indenture. The Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders in enforcing any rights under the Subsidiary Guarantees.

Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Guarantor Senior Indebtedness in the same manner and to the same extent that the Notes are subordinated to Senior Indebtedness. Each Subsidiary Guarantee will rank equally with all other Guarantor Senior Subordinated Indebtedness of that Subsidiary Guarantor and will be senior in right of payment to all future Guarantor Subordinated Obligations of that Subsidiary Guarantor. The Subsidiary Guarantees will be effectively subordinated to any secured Indebtedness of the applicable Subsidiary Guarantor to the extent of the value of the assets securing such Indebtedness. The Subsidiary Guarantors will not be permitted to Incur indebtedness that is junior in right of payment to Guarantor Senior Indebtedness but senior in right of payment to the Subsidiary Guarantee. Unsecured Indebtedness of the Subsidiary Guarantors is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured.

As of September 30, 2012, the Subsidiary Guarantors had no Guarantor Senior Subordinated Indebtedness other than the Subsidiary Guarantees for the 2011 Notes and the Old Notes.

Although the Indenture will limit the amount of indebtedness that Restricted Subsidiaries may Incur, such indebtedness may be substantial and all of it may be Guarantor Senior Indebtedness.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

In the event a Subsidiary Guarantor is sold, disposed of or otherwise transferred (whether by merger, consolidation, the sale, disposition or transfer of its Capital Stock, the sale of all or substantially all of its assets (other than by lease) or otherwise and including any sale, disposition or other transfer following which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary) and whether or not the Subsidiary Guarantor is the surviving entity in such transaction to a Person that is not the Company or a Restricted Subsidiary, such Subsidiary Guarantor will be automatically released from its obligations under its Subsidiary Guarantee if:

(1)	the sale or other disposition is in compliance with the Indenture, including the covenants “Limitation on sales of assets and subsidiary stock” and “Limitation on sales of capital stock of restricted subsidiaries;” and

(2)	all of the obligations of the Subsidiary Guarantor under any Credit Facility and related documentation and any other agreements relating to any other Indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such transaction.

In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture and its Subsidiary Guarantee (x) if the Company designates the Subsidiary as an Unrestricted Subsidiary and the designation complies with the other applicable provisions of the Indenture and (y) upon the Company’s exercise of its legal defeasance option or covenant defeasance option as described under “Defeasance.”

Change of Control

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under “Optional Redemption,” the Company will be required to offer to repurchase from each holder all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem the Notes as described under “Optional Redemption,” the Company will mail a notice (the “Change of Control Offer”) to each holder, with a copy to the Trustee, stating:

(1)	that a Change of Control has occurred and that the Company is offering to purchase the holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record at the close of business on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3)	the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes (in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent for the Notes an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes so accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

Our paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on the record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

Any failure by the Company to effect such repayment or obtain such consent within 30 days following any Change of Control, will constitute a default under the Indenture. A default under the Indenture may result in a cross-default under a Credit Facility. In the event of a default under a Credit Facility, the subordination provisions of the Indenture would likely restrict payments to the holders of the Notes.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations described in the Indenture by virtue of such compliance.

The Company’s ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of any of the events that constitute a Change of Control may constitute a default under the Senior Credit Agreement. In addition, certain events that may constitute a change of control under the Senior Credit Agreement and cause a default under that agreement may not constitute a Change of Control under the Indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of the Senior Credit Agreement may (and other Indebtedness may) prohibit the Company’s prepayment or repurchase of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Bank Indebtedness and any other Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to consummate a Change of Control Offer, resulting in a default under the Indenture. A default under the Indenture may result in a cross-default under the Senior Credit Agreement. In the event of a default under the Senior Credit Agreement, the subordination provisions of the Indenture would likely restrict payments to the holders of the Notes.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate these transactions.

The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property and assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and the Company is obligated to make a Change of Control Offer. The provisions under the Indenture obligating the Company to make a Change of Control Offer may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. The covenants contained in the 2011 Indenture and the 2012 Indenture are identical.

Effectiveness of Covenants

From and after the first day on which:

(1)	the Notes have an Investment Grade Rating from both of the Ratings Agencies; and

(2)	no Default has occurred and is continuing under the Indenture;

the Company and its Restricted Subsidiaries will cease to be subject to the provisions of the Indenture summarized under the subheadings below:

(1)	“Limitation on indebtedness,”

(2)	“Limitation on restricted payments,”

(3)	“Limitation on restrictions on distributions from restricted subsidiaries,”

(4)	“Limitation on sales of assets and subsidiary stock,”

(5)	“Limitation on affiliate transactions,”

(6)	“Limitation on sale of capital stock of restricted subsidiaries,”

(7)	“Limitation on lines of business,” and

(8)	Clause (4) of “Merger and consolidation”

(collectively, the “Suspended Covenants”). If at any time the credit rating of the Notes is downgraded from an Investment Grade Rating by either Rating Agency, then the Suspended Covenants will thereafter be reinstated and again be applicable pursuant to the terms of the Indenture, unless and until the Notes subsequently attain an Investment Grade Rating. Neither the failure of the Company or any of its Subsidiaries to comply with a Suspended Covenant after the Notes attain an Investment Grade Rating and before any reinstatement of the Suspended Covenants nor compliance by the Company or any of its Subsidiaries with any contractual obligation entered into in compliance with the Indenture during that period will constitute a Default, Event of Default or breach of any kind under the Indenture, the Notes or the Subsidiary Guarantees.

During any period when the Suspended Covenants are not in effect, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to the Indenture.

Limitation on Indebtedness

The Company may not, and may not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); except, that the Company and any Subsidiary Guarantor may Incur Indebtedness if on the date thereof:

(1)	the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.25 to 1.0; and

(2)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of Incurring the Indebtedness or the transactions relating to such Incurrence.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1)	Indebtedness of the Company and the Restricted Subsidiaries Incurred pursuant to a Credit Facility in an aggregate principal amount up to the greater of (x) $500 million or (y) 35% of Adjusted Consolidated Net Tangible Assets, in each case, determined as of the date of the Incurrence of the Indebtedness;

(2)	Guarantees of Indebtedness of the Company or any Subsidiary Guarantor Incurred in accordance with the provisions of the Indenture; provided that if the Indebtedness that is being Guaranteed is Guaranteed by a Subsidiary Guarantor and is (a) Senior Subordinated Indebtedness or Guarantor Senior Subordinated Indebtedness, then the related Guarantee shall rank equally in right of payment to the Subsidiary Guarantee or (b) a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Subsidiary Guarantee;

(3)	Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that:

(a)	if the Company is the obligor on the Indebtedness, the Indebtedness is subordinated in right of payment to all obligations with respect to the Notes;

(b)	if a Subsidiary Guarantor is the obligor on the Indebtedness and the Company or a Subsidiary Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of that Subsidiary Guarantor; and

(c)	any subsequent issuance or transfer of Capital Stock, sale or other transfer of any such Indebtedness or other event that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, as of the date such Indebtedness first became held by such Person;

(4)	Indebtedness represented by (a) the Notes issued on the Issue Date, and the Subsidiary Guarantees, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (6), (8), (9) and (10)) outstanding on the Issue Date, and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or Incurred pursuant to the first paragraph of this covenant;

(5)	Indebtedness of a Person that becomes a Restricted Subsidiary or is acquired by the Company or a Restricted Subsidiary or merged into the Company or a Restricted Subsidiary Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by or was merged into the Company or a Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by or merged into the Company or a Restricted Subsidiary or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that, at the time such Person became a Restricted Subsidiary or is acquired by or merged into the Company or a Restricted Subsidiary, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness;

(6)	Indebtedness under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided, that, in the case of Currency Agreements or Commodity Agreements, such Currency Agreements or Commodity Agreements are related to business transactions of the Company or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of Currency Agreements, Commodity Agreements and Interest Rate Agreements, such Currency Agreements, Commodity Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the senior management of the Company);

(7)	the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Company or the Restricted Subsidiary, in an aggregate principal amount not to exceed the greater of (i) $50 million and (ii) 2.0% of Adjusted Consolidated Net Tangible Assets at any time outstanding and Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred pursuant to this clause (7);

(8)	Indebtedness Incurred in respect of workers’ compensation claims, self-insurance obligations, bid, reimbursement, performance, surety, appeal and similar bonds, asset retirement obligations, completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business, or required by regulatory authorities in connection with the conduct by the Company and its Restricted Subsidiaries of their businesses, including supporting Guarantees and letters of credit (in each case other than for an obligation for money borrowed);

(9)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of the Company or a Restricted Subsidiary;

(10)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of the Incurrence;

(11)	Indebtedness, including Refinancing Indebtedness, Incurred by a Foreign Subsidiary in an aggregate amount not to exceed the greater of $30 million or 15% of such Foreign Subsidiary’s Adjusted Consolidated Net Tangible Assets at any time outstanding;

(12)	any Guarantee by the Company or any Restricted Subsidiary that directly owns Capital Stock of an Unrestricted Subsidiary that is recourse only to, and secured only by, such Capital Stock; and

(13)	in addition to the items referred to in clauses (1) through (12) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (13) and then outstanding, will not exceed the greater of $50 million or 3.0% of the Company’s Adjusted Consolidated Net Tangible Assets, in each case, determined as of the date of the Incurrence of the Indebtedness.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1)	Indebtedness permitted by this covenant need not be permitted solely by one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(2)	in the event that Indebtedness meets the criteria of more than one of the provisions permitting the Incurrence of Indebtedness described in the first and second paragraphs above, the Company, in its sole discretion, may classify (or subsequently reclassify) such item of Indebtedness as being permitted by one or more such provisions;

(3)	all Indebtedness outstanding on the Issue Date under the Senior Credit Agreement shall be deemed Incurred under clause (1) of the second paragraph above and not the first paragraph or clause (4) of the second paragraph above;

(4)	Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(5)	if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(6)	no item of Indebtedness will be given effect more than once in any calculation contemplated by this covenant and no individual item or related items of Indebtedness will be given effect at an aggregate amount in excess of the aggregate amount required to satisfy and discharge the principal amount of such item or related items of Indebtedness;

(7)	the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof; and

(8)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “Limitation on indebtedness” covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date the Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Layering

The Company will not Incur any Indebtedness if such Indebtedness is subordinate in right of payment to any Senior Indebtedness unless the Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subordinated Indebtedness. No Subsidiary Guarantor will Incur any Indebtedness if the Indebtedness is subordinate in right of payment to any Guarantor Senior Indebtedness of the Subsidiary Guarantor unless the Indebtedness is Guarantor Senior Subordinated Indebtedness of the Subsidiary Guarantor or is contractually subordinated in right of payment to Guarantor Senior Subordinated Indebtedness of the Subsidiary Guarantor.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)	pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in respect of its Capital Stock in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(a)	dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase Capital Stock of the Company; and

(b)	dividends or distributions payable to the Company or a Restricted Subsidiary (and if the Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis);

(2)	purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company or any direct or indirect parent of the Company (other than Disqualified Stock));

(3)	purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than (x) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (y) Indebtedness permitted under clause (3) of the second paragraph under “Limitation on indebtedness”); or

(4)	make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) being referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(a)	a Default shall have occurred and be continuing (or would result therefrom); or

(b)	the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under “Limitation on indebtedness” above after giving effect, on a pro forma basis, to the Restricted Payment; or

(c)	the aggregate amount of the Restricted Payment and all other Restricted Payments made subsequent to the Issue Date would exceed the sum of:

(i)	50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the most recent fiscal quarter ended prior to the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)	100% of the aggregate Net Cash Proceeds and the Fair Market Value of Additional Assets received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination);

(iii)	the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible into or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); and

(iv)	the amount equal to payments received by the Company or any Restricted Subsidiary in respect of, or the net reduction in, Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(A)	repurchases or redemptions of such Restricted Investments by the Person in which such Restricted Investments are made, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser or payments in respect of such Restricted Investment, whether through interest payments, principal payments, dividends, distributions or otherwise, by such Person to the Company or any Restricted Subsidiary; or

(B)	the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary;

which amount in each case under clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under clause (iv) to the extent it is already included in Consolidated Net Income.

The provisions of the preceding paragraph will not prohibit:

(1)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations or Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that (a) such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred as described under “Limitation on indebtedness” and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(3)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “Limitation on indebtedness” and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(4)	so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations from Net Available Cash to the extent permitted under “Limitation on sales of assets and subsidiary stock” below; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

(5)	dividends paid within 60 days after the date of declaration if at such date of declaration the dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

(6)	so long as no Default or Event of Default has occurred and is continuing,

(a)	the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company or any Restricted Subsidiary or any direct or indirect parent of the Company held by any existing or former employees or directors of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in accordance with the terms of employee stock option or stock purchase agreements or other agreements to compensate employees or directors; provided that such purchases, redemptions acquisitions, cancellations or retirements pursuant to this clause will not exceed $2.0 million in the aggregate during any calendar year (with unused amounts carried over into the following year); provided further however, that the amount of any such purchases, redemptions, acquisitions, cancellations or retirements will be included in subsequent calculations of the amount of Restricted Payments; and

(b)	loans or advances to employees or directors of the Company or any Subsidiary of the Company the proceeds of which are used to purchase Capital Stock of the Company, in an aggregate amount not in excess of $2.0 million at any one time outstanding; provided, however, that the amount of such loans and advances will be included in subsequent calculations of the amount of Restricted Payments;

(7)	so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense;” provided, however, that the payment of such dividends will be excluded in subsequent calculations of the amount of Restricted Payments;

(8)	repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

(9)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “Change of Control” covenant described herein or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “Limitation on Sales of Assets and Subsidiary Stock” covenant described herein; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as required with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

(10)	any redemption of share purchase rights at a redemption price not to exceed $0.01 per right; provided, however, that such redemption will be included in subsequent calculations of the amount of Restricted Payments;

(11)	the payment of cash in lieu of fractional shares of Capital Stock in connection with any transaction otherwise permitted under the Indenture; provided, however, that such payment will be included in subsequent calculations of the amount of Restricted Payments;

(12)	payments to dissenting stockholders not to exceed $5 million (x) pursuant to applicable law or (y) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the Indenture; provided, however, that such payments will be included in subsequent calculations of the amount of Restricted Payments;

(13)	Restricted Payments in an amount not to exceed $40 million; provided, however, that the amount of the Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments; and

(14)	so long as (i) no Default or Event of Default has occurred and is continuing and (ii) immediately after giving effect to such dividend or distribution on a pro forma basis, the Company’s Consolidated Leverage Ratio would be less than 1.50:1, the declaration and payment of a Permitted Distribution; provided, however, that the amount of the Permitted Distribution will not be included in subsequent calculations of the amount of Restricted Payments.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the Board of Directors of the Company to exceed $25 million.

Limitation on Liens

The Company may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (the “Initial Lien”) (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the Issue Date or acquired after that date, which Lien secures any Senior Subordinated Indebtedness, or Subordinated Obligations, Guarantor Senior Subordinated Indebtedness or Guarantor Subordinated Obligations, unless contemporaneously with the Incurrence of such Lien effective provision is made to secure the Indebtedness due with respect to the Notes or, with respect to Liens on any Restricted Subsidiary’s property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

Any Lien created for the benefit of the holders of the Notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company may not, and may not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock and any subordination of any such Indebtedness or other obligations being deemed not to constitute such encumbrances or restrictions);

(2)	make any loans or advances to the Company or any Restricted Subsidiary (the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary being deemed not to constitute such an encumbrance or restriction); or

(3)	transfer any of its property or assets to the Company or any Restricted Subsidiary.

The preceding provisions will not prohibit:

(a)	any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including, without limitation, the Indenture, the Notes and the Senior Credit Agreement in effect on such date;

(b)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which the Restricted Subsidiary was acquired by the Company (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction or transactions) and outstanding on such date provided, that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;

(c)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (a) or (b) of this paragraph or this clause (c) or contained in any amendment, restatement, modification, renewal, supplemental, refunding, replacement or refinancing of an agreement referred to in clause (a) or (b) of this paragraph or this clause (c), including successive refundings, replacements or refinancings; provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement taken as a whole are no less favorable in any material respect to the holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clauses (a) or (b) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(d)	in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

(i)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

(ii)	contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

(iii)	pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(e)	(i) purchase money obligations for property acquired in the ordinary course of business and (ii) Capital Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(f)	any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(g)	customary encumbrances or restrictions imposed pursuant to any agreement referred to in the definition of “Permitted Business Investment”;

(h)	net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(i)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(j)	encumbrances and restrictions contained in contracts entered into the ordinary course of business, not relating to any Indebtedness, and that do not individually or in the aggregate, detract from the value of, or from the ability of the Company and the Restricted Subsidiaries to realized the value of, property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

(k)	with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was Incurred if:

(i)	either (1) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (2) the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes, as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive, and

(ii)	the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financing (as determined by the Company):

(l)	restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course or business; or

(m)	provisions with respect to the disposition or distribution of assets or property in operating agreements, joint venture agreements, development agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business and entered into in the ordinary course of business.

Limitation on Sales of Assets and Subsidiary Stock

The Company may not, and may not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)	the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Disposition at least equal to the fair market value of the assets subject to the Asset Disposition (determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by senior management of the Company or, if the consideration with respect to such Asset Disposition exceeds $75 million, the Board of Directors of the Company (including as to the value of all non-cash consideration); and

(2)	at least 75% of the consideration from the Asset Disposition received by the Company or the Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Additional Assets or any combination thereof.

The Company or such Restricted Subsidiary, as the case may be, may elect to apply all or any portion of the Net Available Cash from such Asset Disposition either:

(1)	to prepay, repay, purchase, repurchase, redeem, defease or otherwise acquire or retire Senior Indebtedness of the Company (other than Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Senior Subordinated Indebtedness or Guarantor Subordinated Obligation of a Wholly-Owned Subsidiary Guarantor) (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment, purchase, repurchase, redemption, defeasance, or acquisition of Indebtedness pursuant to this clause (1), the Company or such Restricted Subsidiary will retire such Indebtedness and, in the case of revolving Indebtedness, will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so retired; or

(2)	to invest in Additional Assets or make Permitted Business Investments within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

provided, that, pending the final application of any such Net Available Cash in accordance with clauses (1) or (2) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.

Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” Not later than the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $25 million, the Company must make an offer (“Asset Disposition Offer”) to all holders of Notes and to the extent required by the terms of other Senior Subordinated Indebtedness, to all holders of other Senior Subordinated Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Senior Subordinated Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”), to purchase the maximum principal amount of Notes and any Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Notes to be purchased pro rata on the basis of the aggregate principal amount of tendered Notes and Pari Passu Notes. Upon completion of the Asset Disposition Offer, the amount of Excess Proceeds will be reset at zero.

The Asset Disposition Offer must remain open for a period of 20 business days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to the Asset Disposition Offer (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Asset Disposition Offer.

On or before the Asset Disposition Purchase Date, the Company must, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof. The Company or the paying agent, as the case may be, must promptly (but in any case not later than five business days after the termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company must promptly issue a new Note, and the Trustee, upon delivery of an officers’ certificate from the Company, must authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company must take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted must be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

For the purposes of this covenant, the following will be deemed to be cash:

(1)	the assumption by the transferee of Indebtedness (other than Senior Subordinated Indebtedness, Subordinated Obligations or Disqualified Stock) of the Company or Indebtedness of a Restricted Subsidiary (other than Guarantor Senior Subordinated Indebtedness, Guarantor Subordinated Obligations or Disqualified Stock of any Restricted Subsidiary that is a Subsidiary Guarantor) and the release of the Company or the Restricted Subsidiary from all liability on such Indebtedness in connection with the Asset Disposition; and

(2)	securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days after consummation of the receipt thereof.

The Company may not, and may not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

(1)	at the time of entering into the Asset Swap and immediately after giving effect to the Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2)	in the event the Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $25 million, the terms of the Asset Swap have been approved by a majority of the members of the Board of Directors of the Company.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under the Indenture by virtue of such compliance.

Limitation on Affiliate Transactions

The Company may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1)	the terms of the Affiliate Transaction are not materially less favorable to the Company or the Restricted Subsidiary, as the case may be, than those that might reasonably have been obtained in a comparable transaction at the time of such transaction on an arm’s-length basis from a Person that is not an Affiliate of the Company;

(2)	in the event the Affiliate Transaction involves an aggregate consideration in excess of $10 million but not greater than $50 million, the Company delivers to the Trustee an Officers’ Certificate certifying that such Affiliate Transaction satisfies the criteria in clause (1) above; and

(3)	in the event the Affiliate Transaction involves an aggregate consideration in excess of $50 million, the Company delivers to the Trustee an Officers’ Certificate certifying that such Affiliate Transaction satisfies the criteria in clause (1) above and that the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company having no personal pecuniary interest in such transaction.

The preceding paragraph will not apply to:

(1)	any Restricted Payment or Permitted Investment permitted to be made pursuant to the covenant described under “Limitation on restricted payments;”

(2)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee plans and/or insurance and indemnification arrangements provided to or for the benefit of employees and directors approved by the Board of Directors of the Company;

(3)	loans or advances to employees, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time with respect to all loans or advances made since the Issue Date;

(4)	any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with the covenant described under “Limitations on indebtedness;”

(5)	any transaction with a joint venture or other entity other than an Unrestricted Subsidiary which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns, directly or indirectly, an equity interest in or otherwise controls such joint venture or other entity;

(6)	the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company or the receipt by the Company of any capital contribution from its shareholders;

(7)	indemnities of officers, directors and employees of the Company or any of its Restricted Subsidiaries permitted by charter documents or statutory provisions and any employment agreement or other employee compensation plan or arrangement entered into in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(8)	the payment of reasonable compensation and fees paid to, and indemnity provided on behalf of, officers or directors of the Company or any Restricted Subsidiary;

(9)	the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be so excluded only if its terms are not materially less favorable to the Company or the Restricted Subsidiary, as the case may be, than those that might reasonably have been obtained in a comparable transaction at the time of such transaction on an arm’s-length basis from a Person that is not an Affiliate of the Company; and

(10)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

SEC Reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (to the extent the SEC will accept such filing), and make available to the Trustee and the registered holders of the Notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act. If the SEC will not accept such filings, the Company will nevertheless make available such Exchange Act information to the Trustee and the holders of the Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

Merger and Consolidation

The Company may not consolidate with or merge with or into any other Person, or transfer all or substantially all its properties and assets to another Person, unless:

(1)	the Company is the continuing or surviving Person in the consolidation or merger; or

(2)	the Person (if other than the Company) formed by the consolidation or into which the Company is merged or to which all or substantially all of the Company’s properties and assets are transferred is a corporation, partnership, limited liability company, business trust, trust or other legal entity organized and validly existing under the laws of the United States, any State thereof, or the District of Columbia, and expressly assumes, by a supplemental indenture, all of the Company’s obligations under the Notes and the Indenture; and

(3)	immediately after the transaction and the Incurrence or anticipated Incurrence of any Indebtedness to be Incurred in connection therewith, no Event of Default exists; and

(4)	immediately after giving effect to such transaction, the continuing or surviving Person would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the “Limitation on indebtedness” covenant; and

(5)	each Subsidiary Guarantor shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations (if other than the Company) in respect of the Indenture and the Notes shall continue to be in effect;

(6)	an officer’s certificate is delivered to the Trustee to the effect that the conditions set forth above have been satisfied and an opinion of counsel has been delivered to the Trustee to the effect that the conditions set forth above have been satisfied.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of its Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The continuing, surviving or successor person will succeed to and be substituted for the Company with the same effect as if it had been named in the Indenture as a party thereof, and thereafter the predecessor Person will be relieved of all obligations and covenants under the Indenture and the Notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Notwithstanding the preceding clauses (3) and (4) above and clause (1)(b) below, (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or another Restricted Subsidiary and (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with clause (5) above.

In addition, the Company may not permit any Subsidiary Guarantor to consolidate with or merge with or into any Person (other than another Subsidiary Guarantor) and may not permit the conveyance, transfer or lease of substantially all of the assets of any Subsidiary Guarantor (other than another Subsidiary Guarantor) unless:

(1)	(a) the Person formed by the consolidation or into which the Subsidiary Guarantor merged or to which all, or substantially all of the Subsidiary Guarantor’s properties and assets are transferred is a corporation, partnership, limited liability company, business trust, trust or other legal entity organized and validly existing under the laws of the United States, any State thereof, or the District of Columbia and such Person (if not such Subsidiary Guarantor) will expressly assume, by supplemental indenture, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee; (b) immediately after the transaction and the Incurrence or anticipated Incurrence of any Indebtedness to be Incurred in connection therewith, no Event of Default exists; and (c) the Company will deliver to the Trustee an officers’ certificate and an opinion of counsel, each to the effect that the conditions set forth above have been satisfied; and

(2)	the transaction is made in compliance with the covenant described under “Limitation on sales of assets and subsidiary stock.”

Future Subsidiary Guarantors

The Company will cause each Restricted Subsidiary (other than a Foreign Subsidiary) created or acquired by the Company or one or more of its Restricted Subsidiaries after the Issue Date to execute and deliver to the Trustee a Subsidiary Guarantee pursuant to which such Subsidiary Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes on a senior subordinated basis.

Limitation on Lines of Business

The Company may not, and may not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Payments for Consent

Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of Default

The following are Events of Default under the Indenture with respect to Notes:

(1)	failure to pay principal of or premium, if any, on any Note when due at its Stated Maturity;

(2)	failure to pay any interest on any Note when due, which failure continues for 30 calendar days;

(3)	failure by the Company or any Subsidiary Guarantor to comply with its obligations under “Certain covenants—Merger and consolidation”;

(4)	failure by the Company to comply with any of its obligations under the provisions described under “Change of Control” above or under the covenants described under “Certain Covenants” above (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (5) below and other than a failure to comply with “Certain Covenants—Merger and Consolidation” which is covered by clause (3)), which failure or breach continues for 30 calendar days after written notice thereof has been given to the Company as provided in the Indenture;

(5)	failure to redeem or repurchase any Note when required to do so under the terms thereof;

(6)	failure to perform, or breach of, any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of debt securities other than the Notes), which failure or breach continues for 60 calendar days after written notice thereof has been given to the Company as provided in the Indenture;

(7)	any nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other Indebtedness of the Company or a Significant Subsidiary, the unpaid principal amount of which is not less than $25 million, which default results in the acceleration of the maturity of the Indebtedness prior to its stated maturity or occurs at the final maturity thereof;

(8)	specified events of bankruptcy, insolvency, or reorganization involving the Company or a Significant Subsidiary;

(9)	failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $25 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days; or

(10)	any Subsidiary Guarantee of a Significant Subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee.

Pursuant to the Trust Indenture Act, the Trustee is required, within 90 calendar days after the occurrence of a Default in respect of the Notes, to give to the holders of the Notes notice of all uncured Defaults known to it, except that:

•

in the case of a Default in the performance of any covenant of the character contemplated in clause (4) above, no notice will be given until at least 30 calendar days after the occurrence of the Default; and

•

other than in the case of a Default of the character contemplated in clause (1) or (2) above, the Trustee may withhold notice if and so long as it in good faith determines that the withholding of notice is in the interests of the holders of the Notes.

If an Event of Default described in clause (8) above occurs, the principal of, premium, if any, and accrued interest on the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes. If any other Event of Default with respect to Notes occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the Notes may declare the principal amount of all Notes to be due and payable immediately. However, at any time after a declaration of acceleration with respect to the Notes has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the Notes may, under specified circumstances, rescind and annul such acceleration.

Subject to the duty of the Trustee to act with the required standard of care during an Event of Default, the Trustee will have no obligation to exercise any of its rights or powers under the Indenture at the request or direction of the holders of the Notes, unless holders of the Notes shall have furnished to the Trustee reasonable security or indemnity. Subject to the provisions of the Indenture, including those requiring security or indemnification of the Trustee, the holders of a majority in principal amount of the Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes.

No holder of a Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless:

•	the holder has previously given to the Trustee written notice of a continuing Event of Default;

•	the holders of at least 25% in aggregate principal amount of the outstanding Notes have requested the Trustee to institute a proceeding in respect of the Event of Default;

•	the holder or holders have furnished reasonable indemnity to the Trustee to institute the proceeding as Trustee;

•	the Trustee has not received from the holders of a majority in principal amount of the outstanding Notes a direction inconsistent with the request; and

•	the Trustee has failed to institute the proceeding within 60 calendar days.

However, the limitations described above do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal of and interest on or after the applicable due dates for the payment of such principal and interest.

We are required to furnish to the Trustee annually a statement as to our performance of our obligations under the Indenture and as to any default in our performance.

Modification and Waiver

In general, modifications and amendments of the Indenture or the Notes may be made by the Company and the Trustee with the consent of the holders of not less than a majority in principal amount of the Notes. However, no modification or amendment of the Indenture or the Notes may, without the consent of each holder of an outstanding Note affected thereby:

•	reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption or repurchase of, the Notes;

•	change the Stated Maturity of, or any installment of principal of, or interest on, the Notes;

•

change the time at which any Note may be redeemed or repurchased as described above under “Optional Redemption,” “Change of Control” or “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

•	change the place or currency of payment of principal of, or premium, if any, or interest on the Notes;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the Notes on or after the Stated Maturity or prepayment date thereof;

•

reduce the percentage in principal amount of the Notes required for modification or amendment of the Indenture or the Notes or for waiver of compliance with certain provisions of the Indenture or the Notes or for waiver of certain defaults; or

•	modify the Subsidiary Guarantees in any manner adverse to the holders of the Notes.

The holders of at least a majority in principal amount of the Notes may, on behalf of the holders of all of the Notes, waive our compliance with specified covenants of the Indenture. The holders of at least a majority in principal amount of the Notes may, on behalf of the holders of all of the Notes, waive any past default under the Indenture with respect to the Notes, except:

•	a default in the payment of the principal of, or premium, if any, or interest on, the Notes; or

•	a default of a provision of the Indenture that cannot be modified or amended without the consent of the each holder of the Notes.

No amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change. In addition, any amendment to the subordination provisions of the Indenture that adversely affects the rights of any holder of the Notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding.

Defeasance

Upon compliance with the applicable requirements described below, the Company and all of the Subsidiary Guarantors:

(1)	will be deemed to have been discharged from their obligations with respect to the Notes and the Guarantees; or

(2)	will be released from their obligations to comply with certain covenants in the Indenture with respect to the Notes, and the occurrence of an event described in any of clauses (3), (4), (6), (7), (8) (only as clause (8) applies to a Significant Subsidiary), (9) and (10) under “Events of Default” above will no longer be an Event of Default with respect to the Notes except to the limited extent described below.

Following any defeasance described in clause (1) or (2) above, the Company will continue to have specified obligations under the Indenture, including obligations to register the transfer or exchange of Notes; replace destroyed, stolen, lost, or mutilated debt securities of the applicable series; maintain an office or agency in respect of the Notes; and hold funds for payment to holders of Notes in trust. In the case of any defeasance described in clause (2) above, any failure by the Company to comply with its continuing obligations may constitute an Event of Default with respect to the Notes as described in clause (6) under “Events of Default” above.

In order to effect any defeasance described in clause (1) or (2) above, the Company must irrevocably deposit with the Trustee, in trust, money or specified government obligations (or depositary receipts therefor) that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay all of the principal of, premium, if any, and interest on the Notes on the dates such payments are due in accordance with the terms of the Notes. In addition:

•

no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit;

•

no Event of Default described in clause (8) under “Events of Default” above or event that with the giving of notice or lapse of time, or both, would become an Event of Default described in such clause (8) shall have occurred and be continuing at any time on or prior to the 90th calendar day following the date of deposit;

•

in the event of any defeasance described in clause (1) above, the Company shall have delivered an opinion of counsel, stating that (a) the Company has received from, or there has been published by, the IRS a ruling or (b) there has been a change in applicable federal law, in either case to the effect that, among other things, the holders of the Notes will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred;

•

in the event of any defeasance described in clause (2) above, the Company shall have delivered an opinion of counsel to the effect that, among other things, the holders of the Notes will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred;

•

the Company shall have delivered to the Trustee a certificate from a nationally recognized firm of independent accountants or other Person acceptable to the Trustee expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide the case at such times and in such amounts as will be sufficient to pay the principal of and any premium and interest when due on the Notes on the Stated Maturity of the Notes or on any earlier date on which the Notes shall be subject to redemption; and

•	such defeasance must not result in a breach or violation of, or constitute a default under, any other agreement to which the Company is a party.

If the Company fails to comply with its remaining obligations under the Indenture with respect to the Notes following a defeasance described in clause (2) above and the Notes are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and government obligations on deposit with the Trustee may be insufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the Trustee

Wilmington Trust, National Association (formerly Wilmington Trust FSB) is the Trustee under the Indenture and has been appointed by the Company as registrar and paying agent with regard to the Notes.

Governing Law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes or is merged with and into a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes or is merged with and into a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1)	any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in the Oil and Gas Business;

(2)	capital expenditures by the Company or a Restricted Subsidiary in the Oil and Gas Business;

(3)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(4)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (3) and (4), such Restricted Subsidiary is primarily engaged in the Oil and Gas Business.

“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, the remainder of:

(a)	the sum of:

(i)	estimated discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any provincial, territorial, state, federal or foreign income taxes, as estimated by the Company in a reserve report prepared as of the end of the Company’s most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from

(A)	estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year end reserve report, and

(B)	estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year end due to exploration, development, exploitation or other activities, in each case calculated in accordance with SEC guidelines (utilizing the prices for the fiscal quarter ending prior to the date of determination), and decreased by, as of the date of determination, the estimated discounted future net revenues from

(C)	estimated proved oil and gas reserves included therein that shall have been produced or disposed of since such year end, and

(D)	estimated oil and gas reserves included therein that are subsequently removed from the proved oil and gas reserves of the Company and its Restricted Subsidiaries as so calculated due to downward revisions of estimates of proved oil and gas reserves since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis and substantially in accordance with SEC guidelines (utilizing the prices for the fiscal quarter ending prior to the date of determination), in each case as estimated by the Company’s petroleum engineers or any independent petroleum engineers engaged by the Company for that purpose;

(ii)	the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest available consolidated annual or quarterly financial statements;

(iii)	the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly consolidated financial statements; and

(iv)	the greater of

(A)	the net book value of other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company’s latest annual or quarterly consolidated financial statement, and

(B)	the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company’s latest audited financial statements (provided that the Company shall not be required to obtain any appraisal of any assets); minus

(b)	the sum of:

(i)	any amount included in (a)(i) through (a)(iv) above that is attributable to Minority Interests;

(ii)	any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited consolidated financial statements;

(iii)	to the extent included in (a)(i) above, the estimated discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company’s year end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

(iv)	to the extent included in (a)(i) above, the estimated discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the estimated discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

“Affiliate” of any specified Person means any other Person, that directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of the Oil and Gas Business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, in each case outside the ordinary course of business including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2)	the disposition of cash or Cash Equivalents in the ordinary course of business;

(3)	a disposition of Hydrocarbons or mineral products in the ordinary course of the Oil and Gas Business;

(4)	a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5)	transactions permitted by the covenant described under “Certain Covenants—Merger and Consolidation;”

(6)	an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly-Owned Subsidiary;

(7)	for purposes of the covenant described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, the making of a Permitted Investment or a disposition subject to the covenant described under “Certain Covenants—Limitation on Restricted Payments;”

(8)	dispositions of assets with an aggregate fair market value since the Issue Date of less than $10 million;

(9)	dispositions in connection with the creation, Incumbrance or existence of Permitted Liens or the exercise of any rights or remedies with respect thereof;

(10)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)	the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business and which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(12)	any Production Payments and Reserve Sales, provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, shall have been created, Incurred, issued, assumed or Guaranteed in connection with the acquisition or financing of, and no later than 60 days after the acquisition of, the property that is subject thereto;

(13)	the sale or transfer (whether or not in the ordinary course of the Oil and Gas Business) of oil and/or gas properties or direct or indirect interests in real property; provided, that at the time of such sale or transfer such properties do not have associated with them any proved reserves capable of being produced in material economic quantities;

(14)	the abandonment, farm-out, exchange, lease or sublease of developed or undeveloped oil and/or gas properties or interests therein in the ordinary course of business or in exchange for oil and/or gas properties or interests therein owned or held by another Person;

(15)	an Asset Swap effected in compliance with the covenant described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock;”

(16)	a disposition of oil and natural gas properties in connection with tax credit transactions complying with Section 29 or any successor or analogous provisions of the Code;

(17)	surrender or waiver of contract rights, oil and gas leases, or the settlement, release or surrender of contract, tort or other claims of any kind; and

(18)	Permitted Liens.

“Asset Swap” means a substantially concurrent purchase and sale or exchange of oil and gas properties or interests therein or other assets or properties used or useful in the Oil and Gas Business, including Capital Stock of any Person who holds any such properties, interests or assets, between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with “Limitation on sales of assets and subsidiary stock.”

“Attributable Indebtedness” in respect of a Sale/ Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bank Indebtedness” means any and all amounts, whether outstanding on the Issue Date or Incurred after the Issue Date, payable by the Company under or in respect of a Credit Facility, including the Senior Credit Agreement, and any related notes, collateral documents, letters of credit and guarantees and any Interest Rate Agreement entered into in connection with the Credit Facility, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified therein, whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors of such Person or a duly authorized committee of such board of directors.

“Capital Lease” means, with respect to any Person, any lease of property (whether real, personal, or mixed) by such Person or its Subsidiaries as lessee that would be capitalized on a balance sheet of such Person or its Subsidiaries prepared in conformity with GAAP, other than, in the case of such Person or its Subsidiaries, any such lease under which such Person or any of its Subsidiaries is the lessor.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all obligations of such Person and its Subsidiaries under Capital Leases, as determined on a consolidated basis in conformity with GAAP.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Cash Equivalents” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having a maturity within one year after the date of acquisition thereof;

(2)	marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year after the date of acquisition thereof and, at the time of such acquisition, having a credit rating of at least “A” or the equivalent thereof from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. (or an equivalent rating by another nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments);

(3)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year after the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A” or the equivalent thereof by Moody’s Investors Service, Inc. (or an equivalent rating by another nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments), and having combined capital and surplus in excess of $500 million;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)	commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc. (or an equivalent rating by another nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments), and in any case maturing within one year after the date of acquisition thereof; and

(6)	interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.

“Change of Control” means:

(1)	Any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity of the Company, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent entity); or

(2)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(3)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(4)	the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Commodity Agreements” means, in respect of any Person, any futures contract, forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons purchased, used, produced, processed or sold by such Person and designed to protect such Person against fluctuations in Hydrocarbon prices.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, the ratio of (x) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are in existence to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)	if the Company or any Restricted Subsidiary:

(a)	has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)	has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)	if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition or the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

(a)	the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the absolute value of the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)	Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction giving rise to the need to calculate the Consolidated Coverage Ratio, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)	if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have Incurred any Indebtedness or discharged any Indebtedness, made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness but if the remaining term of such Interest Rate Agreement is less than 12 months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)	Consolidated Interest Expense;

(2)	Consolidated Income Taxes;

(3)	consolidated depletion, depreciation and amortization expenses;

(4)	consolidated impairment charges recorded in connection with the application of GAAP codification of Accounting Standards (ASC) 350 “Goodwill and Other Intangibles” and ASC 360 “Accounting for the Impairment or Disposal of Long Lived Assets;”

(5)	consolidated exploration expenses, if applicable;

(6)	(a) any write-off of deferred financing costs, (b) any capitalized interest, and (c) the interest portion of any deferred payment obligations; and

(7)	other consolidated non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation);

less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto that were deducted in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments, and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments.

Notwithstanding the preceding sentence, the items described in clauses (2) through (6) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (6) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would not be prohibited at the date of determination to be dividended to the Company by such Restricted Subsidiary pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders, except for restrictions under any Credit Facility.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are (x) calculated by reference to the income or profits of such Person or such Person and its Subsidiaries, or (y) any franchise taxes or equity taxes (in each case to the extent included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the consolidated interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1)	interest expense attributable to Capital Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a Capital Lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2)	amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

(3)	non-cash interest expense;

(4)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)	the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6)	costs associated with Hedging Obligations (including amortization of fees) provided, however, that if Hedging Obligations result in net benefits rather than costs, such net benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)	the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Company or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

(9)	Receivables Fees; and

(10)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of “Indebtedness,” the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of total Indebtedness of the Company and its consolidated Restricted Subsidiaries as of that date to the Company’s Consolidated EBITDA for the four full fiscal quarters immediately preceding the determination date, with such adjustments to the amount of Indebtedness and Consolidated EBITDA as are consistent with the adjustment provisions set forth in the definition of “Consolidated Coverage Ratio”.

“Consolidated Net Income” means, for any period, the net consolidated income (loss) of the Company and its consolidated Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)	any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(a)	subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)	the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2)	any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)	subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause; and

(b)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)	any after tax gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/ Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4)	any after tax extraordinary gain or loss, along with any related provisions for taxes on such gain or loss and all related fees and expenses;

(5)	the cumulative effect of a change in accounting principles;

(6)	any asset impairment write-downs on Oil and Gas Properties under GAAP or SEC guidelines;

(7)	any consolidated impairment charges recorded in connection with the application of ASC 350 “Goodwill and Other Intangibles;”

(8)	any unrealized non-cash gains or losses on charges in respect of Hedging Obligations (including those resulting from the application of ASC 815);

(9)	income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(10)	all deferred financing costs written off, and premiums paid, in connection with any early extinguishment of Indebtedness; and

(11)	any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards; provided that the proceeds resulting from any such grant will be excluded from clause (c)(ii) of the first paragraph of the covenant described under “—Limitation on Restricted Payments.”

“Continuing Directors” means the individuals who, as of the Issue Date, are directors of the Company and any individual becoming a director of the Company subsequent to the Issue Date whose election, nomination for election by the Company’s stockholders or appointment, was approved by a majority of the then Continuing Directors (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for election as a director, without objection to such nomination).

“Control” of a Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative of the foregoing.

“Credit Facility” means, with respect to the Company or any Subsidiary Guarantor, one or more credit facilities (including, without limitation, the Senior Credit Agreement) or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including successive amendments, restatements, modifications, renewals, refunds, replacements or refinancings and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Credit Agreement or any other credit or other agreement or indenture).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event which, with notice or passage of time or both, would constitute an Event of Default.

“Designated Senior Indebtedness” means (1) the Bank Indebtedness (to the extent such Bank Indebtedness constitutes Senior Indebtedness), including the Senior Credit Agreement, and (2) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3)	is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) the first date after the Issue Date on which there are no Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset disposition (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “Change of Control” and “Limitation on Sales of Assets and Subsidiary Stock” and such repurchase or redemption complies with “Certain Covenants—Restricted Payments.”

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect from time to time. At any time after the Issue Date, the Company may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS from time to time; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Senior Indebtedness” means, with respect to a Subsidiary Guarantor, the following obligations, whether outstanding on the Issue Date or thereafter issued, without duplication:

(1)	any Guarantee of the Bank Indebtedness by such Subsidiary Guarantor and all other Guarantees by such Subsidiary Guarantor of Senior Indebtedness of the Company or Guarantor Senior Indebtedness of any other Subsidiary Guarantor; and

(2)	all obligations consisting of principal of and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all other Indebtedness of the Subsidiary Guarantor. Guarantor Senior Indebtedness includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Subsidiary Guarantor regardless of whether post-filing interest is allowed in such proceeding.

Notwithstanding anything to the contrary in the preceding paragraph, Guarantor Senior Indebtedness will not include:

(1)	any Indebtedness Incurred in violation of the Indenture;

(2)	any obligations of such Subsidiary Guarantor to the Company or another Subsidiary;

(3)	any liability for federal, state, local, foreign or other taxes owed or owing by such Subsidiary Guarantor;

(4)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(5)	any Indebtedness, Guarantee or obligation of such Subsidiary Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of such Subsidiary Guarantor, including, without limitation, any Guarantor Senior Subordinated Indebtedness and Guarantor Subordinated Obligations of such Guarantor; or

(6)	any Capital Stock.

“Guarantor Senior Subordinated Indebtedness” means, with respect to a Subsidiary Guarantor, the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and any other Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that specifically provides that such Indebtedness is to rank equally in right of payment with the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and is not expressly subordinated by its terms in right of payment to any Indebtedness of such Subsidiary Guarantor which is not Guarantor Senior Indebtedness of such Subsidiary Guarantor.

“Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered in the Security Registrar’s books.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, and all products, by-products and all other substances refined, separated, settled or derived therefrom or the processing thereof, and all other minerals and substances, including, but not limited to, liquified petroleum gas, natural gas, kerosene, sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom, including, without limitation, all gas resulting from the in-situ combustion of coal or lignite.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, as applied to any Person, without duplication:

(1)	all obligations of such Person for borrowed money;

(2)	all obligations of such Person for the deferred purchase price of property or services (other than property and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business);

(3)	all obligations of such Person evidenced by notes, bonds, debentures, mandatorily redeemable preferred stock or other similar instruments (other than performance, surety and appeals bonds arising in the ordinary course of business);

(4)	all payment obligations created or arising under any conditional sale, deferred price or other title retention agreement with respect to property acquired by such Person (unless the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(5)	any Capital Lease Obligation of such Person, other than obligations under oil and gas leases entered into in the ordinary course of business;

(6)	all reimbursement, payment or similar obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities (other than letters of credit in support of trade obligations or incurred in connection with public liability insurance, workers’ compensation, unemployment insurance, old-age pensions and other social security benefits other than in respect of employee benefit plans subject to ERISA);

(7)	all obligations of such Person, contingent or otherwise, under any guarantee by such Person of the obligations of another Person of the type referred to in clauses (1) through (6) above; and

(8)	the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(9)	to the extent not otherwise included in this definition, net obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and

(10)	all obligations referred to in clauses (1) through (6) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage or security interest in property (including without limitation accounts, contract rights and general intangibles) owned by such Person and as to which such Person has not assumed or become liable for the payment of such obligations other than to the extent of the property subject to such mortgage or security interest;

except that Indebtedness of the type referred to in clauses (7) and (10) above will be included within the definition of “Indebtedness” only to the extent of the least of (a) the amount of the underlying Indebtedness referred to in the applicable clause (1) through (6) above; (b) in the case of clause (7), the limit on recoveries, if any, from such Person under obligations of the type referred to in clause (7) above, and (c) in the case of clause (10), the aggregate value (as determined in good faith by the board of directors or similar governing body of such Person) of the property of such Person subject to such mortgage or security interest.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1)	such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2)	such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3)	there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person;

in which case, such Indebtedness shall be included in an amount not to exceed:

(a)	the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)	if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

Notwithstanding the preceding, “Indebtedness” shall not include:

(1)	Production Payments and Reserve Sales;

(2)	any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property;

(3)	any obligations under Hedging Obligations; provided that such agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company, whether or not accounted for as a hedge in accordance with GAAP);

(4)	any obligation arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, Guarantees, adjustment of purchase price, holdbacks, contingency payment obligations or similar obligations (other than Guarantees of Indebtedness), in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that such Indebtedness is not reflected on the face of the balance sheet of the Company or any Restricted Subsidiary;

(5)	any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of Incurrence;

(6)	in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business; and

(7)	all contracts and other obligations, agreements, instruments or arrangements described in clauses (20), (21) or (22), of the definition of “Permitted Liens.”

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate futures contracts, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to employees, directors or customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property or any payment for property or services), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)	Hedging Obligations Incurred in the ordinary course of business and in compliance with the Indenture;

(2)	endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)	an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of “Certain covenants—Limitation on Restricted Payments,”

(1)	“Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor’s Ratings Services (or an equivalent rating by another nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments), in each case, with a stable or better outlook.

“Issue Date” means May 18, 2011.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or similar charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Minority Interest” means the percentage interest represented by any shares of stock of any class of Capital Stock of a Restricted Subsidiary that are not owned by the Company or a Restricted Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)	amounts accrued in accordance with GAAP in respect of liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition or liabilities incurred in connection with such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Working Capital” means (a) all current assets of the Company and its Restricted Subsidiaries except current assets under Commodity Agreements, less (b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness and any current liabilities under Commodity Agreements, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness of a Person:

(1)	as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)	the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

“Oil and Gas Business” means (a) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, gas, liquid natural gas and other hydrocarbon properties, (b) the business of gathering, marketing, treating, processing, storing, refining, selling and transporting any production from such interests or properties and products produced therefrom or in association therewith, and (c) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (a) and (b) of this definition, including, without limitation, contract drilling, other oilfield services and alternative energy.

“Oil and Gas Properties” means all properties, including equity or other ownership interests therein, owned by such Person which contain or are believed to contain “proved oil and gas reserves” as defined in Rule 4-10 of Regulation S-X of the Securities Act.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.

“Permitted Business Investment” means any Investment made in the ordinary course of the business of the Company or any Restricted Subsidiary or that is of a kind or character that is customarily made in the conduct of the Oil and Gas Business, including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, refining, gathering, marketing or transporting Hydrocarbons through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:

(1)	ownership interests in oil and gas properties, liquid natural gas facilities, refineries, drilling operations, processing facilities, gathering systems, pipelines or ancillary real property interests; and

(2)	Investments in the form of or pursuant to oil and gas leases, operating agreements, gathering agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization or pooling designations, declarations, orders and agreements, gas balancing or deferred production agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements (including for limited liability companies) with third parties.

“Permitted Distribution” means a dividend or distribution, on one occasion and not more than one occasion, to holders of shares of the Company’s Capital Stock of shares of Capital Stock of Unit Drilling Company or any successor to the business thereof (the “Drilling Subsidiary”); provided that the portion of Consolidated EBITDA contributed by the Drilling Subsidiary (calculated assuming the Drilling Subsidiary and all of its subsidiaries are Restricted Subsidiaries) for the four full fiscal quarters immediately preceding the effective time of such dividend or distribution shall not exceed 30%.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	the Company or a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is the Oil and Gas Business;

(2)	another Person if as a result of such Investment such other Person becomes a Restricted Subsidiary or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary and in each case any Investment held by such Person; provided, however, that such Person’s primary business is the Oil and Gas Business;

(3)	cash and Cash Equivalents;

(4)	receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees and directors made in the ordinary course of business of the Company or such Restricted Subsidiary;

(7)	Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(8)	Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock;”

(9)	Investments in existence on the Issue Date or made pursuant to agreements or commitments in effect on the Issue Date;

(10)	Commodity Agreements, Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “Certain covenants—Limitation on Indebtedness;”

(11)	Guarantees made in accordance with “Certain covenants—Limitations on Indebtedness;”

(12)	Permitted Business Investments in an aggregate amount not to exceed 5% of Adjusted Consolidated Net Tangible Assets (with Adjusted Consolidated Net Tangible Assets and the fair market value of such Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value); and

(13)	any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(14)	any Asset Swap; and

(15)	acquisitions of assets, Equity Interests or other securities by the Company for consideration consisting solely of common equity securities of the Company.

In order to be a Permitted Investment, an Investment need not be permitted solely by one subsection of this definition but may be permitted in part of one such subsection and in part by one or more other subsections of this definition. In the event an Investment meets the criteria of one or more of the subsections of this definition, the Company, in its sole discretion, may classify all or any portion of such Investment as being permitted by any one or more of such subsections.

“Permitted Liens” means, with respect to any Person:

(1)	Liens securing Indebtedness and other obligations under a Credit Facility, including the Senior Credit Agreement and related Hedging Obligations and other Senior Indebtedness and liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of the Company under a Credit Facility and other Guarantor Senior Indebtedness permitted to be Incurred under the Indenture under the covenants described in clause (1) of the second paragraph under “Certain covenants—Limitation on Indebtedness;”

(2)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or earnest money, good faith or similar deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public, regulatory or statutory obligations of such Person or deposits of cash or Cash Equivalents to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law, including carriers’, warehousemen’s, suppliers’, materialmen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if appropriate reserves or other provisions required by GAAP, if any, shall have been made in respect thereof;

(4)	Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings if appropriate reserves or other provisions required by GAAP shall have been made in respect thereof;

(5)	Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6)	survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, servitudes, permits, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or surface leases and other similar rights in respect of surface operations or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of the assets of such Person and its Restricted Subsidiaries, taken as a whole, or materially impair their use in the operation of the business of such Person;

(7)	Liens securing Hedging Obligations;

(8)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)	judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)	Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed in the ordinary course of business; provided that:

(a)	the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(b)	such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11)	Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)	such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)	such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13)	Liens existing on the Issue Date;

(14)	Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15)	Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Wholly-Owned Subsidiary;

(17)	Liens securing the Notes and Subsidiary Guarantees;

(18)	Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19)	any interest or title of a lessor under any Capital Lease Obligation or operating lease;

(20)	Liens in respect of Production Payments and Reserve Sales, which Liens shall be limited to the oil and gas property or other interest that is subject to such Production Payments and Reserve Sales;

(21)	Liens arising under oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, partnership agreements, joint venture agreements, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are subject to the relevant agreement, program, order or contract;

(22)	Liens on pipelines or pipeline facilities that arise by operation of law;

(23)	Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed the greater of $30 million or 2% of the Company’s Adjusted Consolidated Net Tangible Assets, as determined on the date of Incurrence of this Indebtedness after giving pro forma effect to the Incurrence and the application of the proceeds therefrom;

(24)	Liens in favor of the Company or any Subsidiary Guarantor;

(25)	Deposits made in the ordinary course of business to secure liability to insurance carriers;

(26)	any (a) interest or title of a lessor or sublessor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such leases; (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ liens, tax liens, and easements); or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b);

(27)	Liens arising under the Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the Indenture, provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness; and

(28)	Liens in favor of collecting or payer banks having a right of setoff, revocation, or charge back with respect to money or instruments of the Company or any Subsidiary of the Company on deposit with or in possession of such bank.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof).

“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture, or other entity, or government or political subdivision or agency.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, where the grantee or transferee thereof has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause to be operated and maintained, the related oil and gas properties or other related interests in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Company or a Restricted Subsidiary.

“Rating Agency” means S&P and Moody’s or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors or a committee thereof) which shall be substituted for S&P or Moody’s or both, as the case may be.

“Receivables” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1)	(a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2)	the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees and expenses Incurred in connection therewith); and

(4)	if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Representative” means any trustee, agent or representative (if any) of an issue of Senior Indebtedness; provided that when used in connection with the Senior Credit Agreement, the term “Representative” shall refer to the global administrative agent under the Senior Credit Agreement.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“Senior Indebtedness” means, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, the Bank Indebtedness and all amounts payable by the Company under or in respect of all other Indebtedness of the Company, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

(1)	any Indebtedness Incurred in violation of the Indenture;

(2)	any obligation of the Company to any Subsidiary;

(3)	any liability for Federal, state, foreign, local or other taxes owed or owing by the Company;

(4)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(5)	any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company, including, without limitation, any Senior Subordinated Indebtedness and any Subordinated Obligations; or

(6)	any Capital Stock.

“Senior Credit Agreement” means the First Amended and Restated Senior Credit Agreement, dated May 24, 2007, among Unit Corporation, Superior Pipeline Company, L.L.C., Unit Drilling Company, Unit Petroleum Company, and Unit Texas Drilling, L.L.C., as Borrowers, The Lenders, Bank of Oklahoma, National Association, as Administrative Agent for the Lenders and as Co-Arranger, Bank of America, National Association, as Co-Arranger, BMO Capital Markets Financing, Inc., as Syndication Agent and Compass Bank, as Documentation Agent.

“Senior Subordinated Indebtedness” means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank equally with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

“Subsidiary Guarantor” means (i) each of Unit Drilling Company, Unit Petroleum Company, Superior Pipeline Company, L.L.C., Unit Texas Drilling, L.L.C., Unit Drilling USA Colombia, L.L.C., Unit Drilling Colombia, L.L.C., Unit Texas Company, Superior Pipeline Texas, L.L.C., Superior Appalachian Pipeline, L.L.C., Unit Drilling and Exploration Company, Petroleum Supply Company and Preston County Gas Gathering, L.L.C., and (ii) any Restricted Subsidiary (other than a Foreign Subsidiary) created or acquired by the Company or one or more of its Restricted Subsidiaries after the Issue Date.

“Unrestricted Subsidiary” means

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)	all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation and at all times thereafter, consist of Non-Recourse Debt;

(3)	such designation and the Investment of the Company in such Subsidiary complies with “Certain Covenants—Limitation on Restricted Payments;”

(4)	such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5)	such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)	to subscribe for additional Capital Stock of such Person; or

(b)	to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6)	on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms materially less favorable to the Company than those that might have been reasonably obtained from Persons that are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under the first paragraph of the “Limitation on indebtedness” covenant on a pro forma basis taking into account such designation.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

BOOK-ENTRY; DELIVERY AND FORM

Global Notes

The New Notes, like the Old Notes, will be issued in the form of one or more fully registered notes in global form, without interest coupons. The New Notes will be deposited with the Trustee, as custodian for The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

on deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global notes to the accounts of the DTC participants that have tendered the Old Notes to the account designated by the exchange agent; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global notes).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, including its participants, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking S.A. (“Clearstream”). We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time.

•	Neither we nor the Trustee is responsible for those operations or procedures.

•	DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations, and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers, and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the 2011 Indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have Notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated Notes; and

•	will not be considered the owners or holders of the Notes under the 2011 Indenture for any purpose, including with respect to the giving of any direction, instruction, or approval to the Trustee.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the 2011 Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal, premium (if any), and interest with respect to the New Notes represented by a global note will be made by the Trustee to DTC’s nominee, as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising, or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear, and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear, or Clearstream, or their participants or indirect participants, of their obligations under the rules and procedures governing their operations.

Certificated Notes

New Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated Notes.

PLAN OF DISTRIBUTION

You may transfer New Notes issued under the exchange offer in exchange for the Old Notes if:

•	you acquire the New Notes in the ordinary course of your business;

•

you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes in violation of the provisions of the Securities Act; and

•	you are not our “affiliate” (within the meaning of Rule 405 under the Securities Act).

Each broker-dealer that receives New Notes for its own account under the exchange offer in exchange for Old Notes that were acquired by that broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where the Old Notes were acquired as a result of market-making activities or other trading activities.

If you wish to exchange New Notes for your Old Notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer—Purpose and Effect of the Exchange Offer” and “—Procedures for Tendering—Your Representations to Us” in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives New Notes for your own account in exchange for Old Notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of those New Notes.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in any of the following ways:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the New Notes or a combination of these methods of resale;

•	at market prices prevailing at the time of resale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes.

Any broker-dealer that resells New Notes that were received by it for its own account under the exchange offer in exchange for Old Notes that were acquired by a broker-dealer as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. We agreed to permit the use of this prospectus for a period of up to 180 days after the date that the registration statement of which this prospectus forms a part is declared effective by those broker-dealers to satisfy this prospectus delivery requirement. Furthermore, we agreed to amend or supplement this prospectus during that period if so requested in order to expedite or facilitate the disposition of any New Notes by broker-dealers.

We have agreed to pay all expenses incident to the exchange offer other than fees and expenses of counsel to the holders and brokerage commissions and transfer taxes, if any, and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

The following discussion is a summary of the material federal income tax considerations relevant to the exchange of Old Notes for New Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of New Notes. Some holders, including financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, or persons who hold the Notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction may be subject to special rules not discussed below. We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging that holder’s Old Notes for New Notes, including the applicability and effect of any foreign, state, local or other tax laws or estate or gift tax considerations.

We believe that the exchange of Old Notes for New Notes will not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder will not recognize gain or loss on receipt of a New Note in exchange for an Old Note in the exchange, and the holder’s basis and holding period in the New Note will be the same as its basis and holding period in the corresponding Old Note immediately before the exchange.

LEGAL MATTERS

The validity of the New Notes will be passed on for us by Conner & Winters, LLP, Tulsa, Oklahoma.

EXPERTS

The financial statements, the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of the firm as experts in auditing and accounting.

We have derived the estimates of proved oil and natural gas reserves and related future net revenues and their present value as of December 31, 2011 included in our Annual Report on Form 10-K for the year ended December 31, 2011 and incorporated by reference in this prospectus from the reserve report of Ryder Scott Company, L.P., independent petroleum engineers, given on the authority of Ryder Scott Company, L.P. as experts in those matters.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information and documents with the SEC. You may read and copy any document we file with the SEC at:

•

the public reference room maintained by the SEC in: Washington, D.C. (100 F Street, N.E., Room 1580, Washington, D.C. 20549). Copies of the materials can be obtained from the SEC’s public reference section at prescribed rates. You may obtain information on the operation on the public reference rooms by calling the SEC at (800) SEC-0330, or

•	the SEC website located at www.sec.gov.

This prospectus is one part of a registration statement filed on Form S-4 (together with all amendments, supplements, schedules and exhibits to the registration statement, referred to as the registration statement) with the SEC under the Securities Act. This prospectus does not contain all of the information described in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the securities, you should read the entire registration statement and the documents incorporated by reference into this prospectus. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement is qualified in its entirety by the documents incorporated by reference.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means we can disclose important business and financial information about us to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this prospectus and any prospectus supplement. Information that we file later with the SEC will also automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below that we previously filed with the SEC and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of the filings that are furnished rather than filed under applicable SEC rules) until the termination of the offering made under this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012;

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012; and

•	our Current Reports on Form 8-K, filed with the SEC on February 7, 2012, May 7, 2012, July 12, 2012, July 13, 2012, July 25, 2012 and September 11, 2012.

We will provide at no cost to you, a copy of the reports and any or all of the information that has been incorporated by reference but not delivered with this prospectus. Please direct your oral or written request to Mark E. Schell, Senior Vice President, Secretary and General Counsel, at our principal executive offices located at:

7130 South Lewis

Suite 1000

Tulsa, Oklahoma 74136

(918) 493-7700

ANNEX A:

LETTER OF TRANSMITTAL

TO TENDER

OLD 6 5/8% SENIOR SUBORDINATED NOTES DUE 2021

OF

UNIT CORPORATION

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS

DATED NOVEMBER 29, 2012

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK

CITY TIME, ON JANUARY 4, 2013 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS

EXTENDED BY THE ISSUER.

The Exchange Agent for the Exchange Offer is:

Wilmington Trust, National Association

c/o Wilmington Trust Company

Corporate Capital Markets

Rodney Square North

1100 N Market Street

Wilmington, DE 19890-1626

If you wish to exchange your issued and outstanding 6 5/8% Senior Subordinated Notes due 2021 (“Old Notes”) for an equal aggregate principal amount of newly issued 6 5/8% Senior Subordinated Notes due 2021 (“New Notes”) with materially identical terms that have been registered under the Securities Act of 1933, as amended (the “Securities Act”) under the exchange offer, you must validly tender (and not withdraw) your Old Notes to the Exchange Agent before the Expiration Date.

We refer you to the Prospectus, dated November 29, 2012 (the “Prospectus”), of Unit Corporation (the “Issuer”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Issuer’s offer (the “Exchange Offer”) to exchange the Old Notes for a like aggregate principal amount of New Notes. Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Issuer reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuer shall notify the Exchange Agent and each registered holder of the Old Notes of any extension by oral (promptly followed in writing) or written notice before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Old Notes. Tender of Old Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) under the procedures set forth in the Prospectus under the caption “Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your Old Notes in the Exchange Offer the Exchange Agent must receive, before the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your Old Notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1. By tendering Old Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2. By tendering Old Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Old Notes described above and will, on request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the tender of Old Notes.

3. You understand that the tender of the Old Notes under all of the procedures set forth in the Prospectus will constitute an agreement between you and the Issuer as to the terms and conditions set forth in the Prospectus.

4. By tendering Old Notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance on interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993), that the New Notes issued in exchange for the Old Notes under the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than a broker-dealer who purchased Old Notes exchanged for the New Notes directly from the Issuer to resell under Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the “Securities Act”) and any such holder that is an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act), provided that the New Notes are acquired in the ordinary course of the holders’ business and the holders are not participating in, and have no arrangement with any other person to participate in, the distribution of the New Notes.

5. By tendering Old Notes in the Exchange Offer, you hereby represent and warrant that:

(a) the New Notes acquired under the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

(b) you are not engaging and do not intend to engage in the distribution of Old Notes or New Notes within the meaning of the Securities Act;

(c) you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Company; and

(d) if you are a broker-dealer, that you will receive the New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities and that you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of those New Notes.

You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Old Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of July 24, 2012 (the “Registration Rights Agreement”), by and among the Issuer, the Guarantors (as defined therein), and the Initial Purchasers (as defined therein). Such election may be made by notifying the Issuer in writing at 7130 South Lewis, Suite 100, Tulsa, Oklahoma 74136, Attention: David Merrill, Chief Financial Officer, with a copy to Mark Schell, Senior Vice President. By making such election, you agree, as a holder of Old Notes participating in a shelf registration, to indemnify and hold harmless the Issuer, each of the directors of the Issuer, each of the officers of the Issuer who signs such shelf registration statement, each person who controls the Issuer within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each other holder of Old Notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by or on behalf of you expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

6. If you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering Old Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of those New Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

7. If you are a broker-dealer and Old Notes held for your own account were not acquired as a result of market-making or other trading activities, those Old Notes cannot be exchanged under the Exchange Offer.

8. Any of your obligations hereunder shall be binding on your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.	Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Old Notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as Agent’s Message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein before 5:00 p.m., New York City time, on the Expiration Date.

2.	Partial Tenders.

Tenders of Old Notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Old Notes is not tendered, then Old Notes for the principal amount of Old Notes not tendered and New Notes issued in exchange for any Old Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Old Notes are accepted for exchange.

3.	Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Issuer, in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. The Issuer’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuers shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Issuer, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give a notification. Tenders of Old Notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4.	Waiver of Conditions.

The Issuer reserves the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5.	No Conditional Tender.

No alternative, conditional, irregular or contingent tender of Old Notes will be accepted.

6.	Request for Assistance or Additional Copies.

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7.	Withdrawal.

Tenders may be withdrawn only under the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”

8.	No Guarantee of Late Delivery.

There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

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